                                   CONTENTS

1.    REFERENCE DATA...................................................1
      1.1   Exhibits...................................................1

2.    DESCRIPTION OF PREMISES..........................................1

3.    TERM OF LEASE....................................................1
      3.1  Definitions.................................................1
      3.2  Habendum....................................................1
      3.3  Declaration Fixing Term Commencement Date...................2

4.    CONDITION OF PREMISES............................................2
      4.1  Completion Date - Delays....................................2
      4.2  Landlord's Work.............................................3
      4.3  Plans and Specifications....................................6
      4.4  Tenant's Work...............................................6
      4.5  Cost of Changes in Landlord's Work and Tenant's.............6
      4.6  Tenants Delay - Additional Costs............................6
      4.7  Conclusiveness of Landlord's Performance....................7
      4.8  Tenant Payments of Construction Cost........................8

5.    USE OF PREMISES..................................................8
      5.1  Permitted Use...............................................8
      5.2  Prohibited Uses.............................................8
      5.3  Licenses and Permits........................................8

6.    RENT.............................................................9

7.    HAZARDOUS MATERIALS..............................................9

8.    SERVICES FURNISHED BY LANDLORD..................................11
      8.1  Utilities..................................................12
      8.2  Cleaning Services..........................................12
      8.3  Repairs....................................................12
      8.4  Interruption or Curtailment of Services....................12

9.    OPERATING COSTS AND TAXES.......................................13
      9.1  Definitions................................................13
      9.2  Taxes......................................................17
      9.3  Operating Costs............................................18
      9.4  Fart Years.................................................19
      9.5  Survival of Obligations....................................20

10.   INTENTIONALLY OMITTED...........................................20
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11.   FIXTURES, EQUIPMENT AND IMPROVEMENTS-
      REMOVAL BY TENANT...............................................20

12.   ALTERATIONS AND IMPROVEMENTS BY TENANT..........................21

13.   TENANT'S CONTRACTORS-MECHANICS' AND OTHER LIENS-
      STANDARD OF TENANT'S PERFORMANCE-
      COMPLIANCE WITH LAWS............................................21

14.   REPAIRS BY TENANT-FLOOR LOAD....................................23
      14.1  Repairs by Tenant.........................................23
      14.2  Floor Load-Heavy Machinery................................24

15.   INSURANCE, INDEMNIFICATION, EXONERATION AND
      EXCULPATION.....................................................24
      15.1  Insurance.................................................24
      15.2  Certificates of Insurance.................................25
      15.3  Tenant indemnity of Landlord..............................26
      15.4  Property of Tenant........................................26
      15.5  Bursting of Pipes, etc....................................26
      15.6  Repairs and Alterations-No Diminution of Rental Value.....27
      15.7  Landlord Indemnity of Tenant..............................27

16.   ASSIGNMENT, MORTGAGING AND SUBLETTING...........................27

17.   MISCELLANEOUS COVENANTS.........................................30
      17.1  Rules and Regulations.....................................30
      17.2  Access to Premises-Shoring................................30
      17.3  Accidents to Sanitary and Other Systems...................31
      17.4  Signs, Blinds and Drapes..................................32
      17.5  Estoppel Certificate......................................32
      17.6  Intentionally omitted.....................................32
      17.7  Requirements of Law-Fines and Penalties...................32
      17.8  Tenant's Acts-Effect on Insurance.........................33
      17.9  Miscellaneous.............................................34

18.   DAMAGE BY FIRE, ETC.............................................34
      18.1  Casualty Insurance........................................34
      18.2  Repair of Damage Caused by Casualty.......................34
      18.3  Landlord's Termination Rights.............................35
      18.4  Tenant's Termination Rights...............................35
      18.5  General Provisions Relating to Any Casualty Termination...37

19.   WAIVER OF SUBROGATION...........................................37

                                       2
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20.   CONDEMNATION - EMINENT DOMAIN...................................38
      20.1  Landlord's Termination Rights.............................38
      20.2  Tenant's Termination Rights...............................38
      20.3  Termination Band Upon Actual Restoration Period...........39
      20.4  General Taking Provisions.................................40
      20.5  Taking Proceeds...........................................40
      20.6  Temporary Takings.........................................41

21.   DEFAULT.........................................................41
      21.1  Conditions of Limitation - Re-entry - Termination.........41
      21.2  Intentionally Omitted.....................................42
      21.3  Damages -Termination......................................42
      21.4  Fees and Expenses.........................................43
      21.5  Intentionally Omitted.....................................45
      21.6  Remedies Not Exclusive....................................45
      21.7  Grace Period..............................................45

22.   END OF TERM - ABANDONED PROPERTY................................45

23.   SUBORDINATION...................................................46

24.   QUIET ENJOYMENT.................................................48

25.   ENTIRE AGREEMENT - WAIVER - SURRENDER...........................49
      25.1  Entire Agreement..........................................49
      25.2  Waiver....................................................49
      25.3  Surrender.................................................49

26.   INABILITY TO PERFORM EXCULPATORY CLAUSE.........................49

27.   BILLS AND NOTICES...............................................51

28.   PARTIES BOUND - SEIZIN OF TITLE.................................52

29.   MISCELLANEOUS...................................................52
      29.1  Separability..............................................52
      29.2  Captions, etc.............................................52
      29.3  Broker....................................................52
      29.4  Intentionally Omitted.....................................53
      29.5  Arbitration...............................................53
      29.6  Governing Law.............................................53
      29.7  Assignment of Rents.......................................53
      29.8  Representation of Authority...............................54
      29.9  Expenses Incurred by Landlord Upon Tenant Requests........54

                                       3
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      29.10 Survival..................................................54

30.   CONDITIONS TO LEASE EXECUTION...................................54


EXHIBITS

      Exhibit 1         Lease Data Exhibit
      Exhibit 2         Plan of Property
      Exhibit 2-1       Legal Description
      Exhibit 3         Landlord's Work
      Exhibit 4         Cleaning Specifications
      Exhibit 5         Initial Approved Operating Budget
      Exhibit 6         Tenant's Removable Property
      Exhibit 7         Form of Letter of Credit
      Rider

     THIS INDENTURE OF LEASE made and entered into as of this ___ day of August, 1999 by and between Pentose Pharmaceuticals, Inc. ("Tenant") and Coolidge Partners, LLC ("Landlord').

     Landlord does hereby demise and lease to Tenant, and Tenant does hereby hire and take from Landlord, the Premises hereinafter mentioned and described (hereinafter referred to as "Premises") upon and subject to the covenants, agreements, terms, provisions and conditions of this Lease for the term hereinafter stated:

1.   REFERENCE DATA

     1.1 Exhibits. Each reference in this Lease to any of the trims and tides contained in any Exhibit attached to this Lease shall be deemed and construed to incorporate the data stated under that term or title in such Exhibit.

2.   DESCRIPTION OF DEMISED PREMISES

     The Premises are the entirety of the Building and the Land described on
Exhibit I. The parties acknowledge that the Building contains two floors and that each floor of' the Building is sometimes hereinafter referred to as a "Portion" of the Premises.

3.   TERM OF LEASE

     3.1 Definitions. As used in this Lease the words and terms which follow mean and include the following:

          (a) "Specified Commencement Date" in respect of either Portion of the Premises shall be defined as the date that it is estimated that Landlord's Work in respect of such Portion of the Premises will be substantially completed.

          (b) "Term Commencement Date" in respect of the First Floor Premises shall be defined as the earlier of: (i) the date that Landlord's Work in respect of the First Floor Premises is deemed to be substantially complete, in accordance with Article 4.2 of the Lease, or (ii) the date that Tenant first commences to use the First Floor Premises, or any portion thereof, for business purposes. The installation of Tenant's furniture, fixtures, and equipment shall not be deemed to be commencement of use for the purposes of clause (ii) of this Paragraph (b).

          (c) "Term Commencement Date" in respect of the Second Floor Premises shall be defined as the earlier of (i) the date that Landlord's Work in respect of the Second Floor Premises is deemed to be substantially complete. In accordance with Article 4.2 of the Lease, and (ii) the date that Tenant fist commences any work in preparing the Second Floor Premises for Tenant's occupancy.

     3.2 Habendum. TO HAVE AND TO HOLD the Premises for a term of years commencing on the earlier of the Term Commencement Date in respect of the First Floor Premises or the Term Commencement Date in respect of the Second floor Premises and ending on the Termination Date as stated in Exhibit I or on such earlier date upon which said term may expire or be terminated pursuant to any of the conditions of limitation or other provisions of this

Lease or pursuant to law (which date for the termination of the term hereof is herein referred to as the "Termination Date"), as such date may be extended pursuant to Paragraph I of the Rider to the Lease. Notwithstanding the foregoing, it the Termination Date as stated in Exhibit I shall fall on other than the last day of the calendar month, said Termination Date, at the option of Landlord, shall be deemed to be the last day of the calendar month in which said Termination Date occurs.

     3.3 Declaration Fixing Term Commencement Date. As soon as reasonably practicable after the Execution Date hereof, each of the parties hereto agrees, upon demand of the other party to join in the execution, in recordable form, of a statutory notice, memorandum, etc. of lease and/or written declaration in which shall be stated such Term Commencement Dates, the Rent Commencement Dates, and the Termination Date. If this Lease terminates in accordance with its terms before the Termination Date, then upon Landlord's request the parties shall execute, deliver and record an instrument acknowledging such fact and the date of termination of this Lease.

4.   CONDITION OF PREMISES

     4.1  Completion Date - Delays.

          (a) Subject to delay by causes beyond the reasonable control of Landlord or caused by the action or inaction of Tenant, Landlord shall use reasonable speed and diligence in the performance of Landlord's Work, as hereinafter defined, in respect of each Portion of the Premises to substantially complete Landlord's Work in respect of such Portion of the Premises on the Specified Commencement Date in respect of such Portion of the Premises. The failure to substantially complete Landlord's Work in respect of either Portion of the Premises on or before the Specified Commencement Date in respect of such Portion of the Premises shall in no way affect the validity of this Lease or the obligations of Tenant hereunder nor shall the same be construed in any way to extend the term of this Lease, except that the Term Commencement Dates, the Rent Commencement Dates, and, subject to Article 4.2, the Termination Date shall be based upon the substantial completion of Landlord's Work. Except as provided in Paragraph (c) of this Article 42, if Landlord's Work in respect of either Portion of the Premises is not substantially complete, within the meaning of
Article 4.2 hereof on the Specified Commencement Date in respect of such Portion of the Premises, Tenant shall not have any claim against Landlord, and Landlord shall have no liability to Tenant, by reason thereof.

          (b)  Tenant's Termination Right.

     Notwithstanding anything to the contrary herein contained, if the Term Commencement Date in respect of both Portions of the Premises does not occur on or before the Outside flat; as hereinafter defined, then Tenant shall have the right to terminate the Lease as follows. In such event, Tenant may, after the Outside Date, give Landlord a written notice ("Termination Notice") of its intent to terminate the Lease. If the Term Commencement Date in respect of both Portions of the Premises do not occur on or before the date thirty (30) days after Landlord receives such Termination Notice, then this Lease shall terminate as of such thirtieth (30th) day and Landlord shall return to Tenant any security then being held by Landlord for Tenant's obligations under the Lease. If the Term Commencement Date occurs on or before the thirtieth (30th) day after Landlord receives such Termination Notice, then the Termination Notice shall be void and without further force or effect, and Tenant shall have no further right to terminate the Lease pursuant to this Paragraph (b). The "Outside Date" shall be defined as March 31, 2000, except that the Outside Date shall be extended by the lesser of (x) an additional sixty (60) days, or (y) the number of days that Landlord's Work is delayed as the result of causes beyond Landlord's reasonable control.

          (c)  Liquidated Damages.

     If the Term Commencement Date in respect of the First Floor Premises does not occur on or before March 31, 2000, then the Liquidated Damage Amount, as hereinafter defined, shall be credited against the first monthly payment(s) of Yearly Rent and other charges due under the Lease. For the purposes hereof, the "Liquidated Damage Amount" shall be defined as the amount by which the rent or use and occupation charges, as the case may be, payable by Tenant during the Holdover Period, as hereinafter defined, to the landlord of its existing headquarters location ("Existing Premises"), exceeds the amount which Tenant would have paid to such landlord in respect of the Holdover Period for rent and other charges had the term of Tenant's lease at the Existing Premises been extended for the Holdover Period at the same rental rate which was payable by Tenant immediately prior to the termination of Tenant's lease of the Existing Premises. For the purposes of this Paragraph (c), the Holdover Period shall be the period commencing as of April 1, 2000 and ending as of the first date as of which the Term Commencement Date In respect of the First Floor Premises and the Term Commencement Date in respect of the Second Floor Premises have both occurred. Tenant shall use reasonable efforts to minimize the Liquidated Damage Amount.

     4.2  Landlord's Work.

          (a) Definition of Landlord's Work. Landlord's Work with respect to the First Floor Premises consists of finished office space and Landlord's Work with respect to the Second Floor Premises consists of base building work. Tenant shall, after the Term Commencement Date in respect of the Second Floor Premises, perform such work ("Tenant's Work") as is necessary to prepare the Second Floor Premises for Tenant's use. Landlord's Work in respect of each Portion of the Premises is further described on the plans and specifications described on Exhibit 3.

          (b)  Definition of Substantial Completion.

     Subject to the provisions of this Article 4.2, Landlord's Work in respect of any Portion of the Premises shall he deemed to be substantially complete as of the date that Landlord's Work in respect of such Portion of the Premises is in fact substantially completed. Landlord's Work shall be deemed to be substantially complete even if minor or insubstantial details of construction, decoration Or mechanical adjustments remain to be done, provided that: (i) with respect to the First Floor Premises, such minor insubstantial details do not materially interfere with Tenant's use of the First Floor Premises, and (ii) with respect to the Second Floor Premises, such minor insubstantial details do not materially interfere with the performance of Tenant's Work in the Second Floor Premises. If Landlord's Work is delays as the result of any Tenant Delays, as hereinafter defined, then Landlord's Work shall be deemed to be substantially complete as of the date that Landlord's Work would have been substantially complete, but for such Tenant Delays.

If Landlord's Work is deemed to be substantially complete, pursuant to the foregoing, (and the term shall have commenced by reason thereof), but the Premises are not in fact actually ready for Tenant's occupancy, Tenant shall not (except with Landlord's consent) be entitled to take possession of the premises until the Premises are in fact actually ready for such occupancy. Landlord's certificate of substantial completion, as hereinabove stated, given in good faith, or of any other facts pertinent to this Article 4.2 shall be deemed conclusive of the statements therein contained and binding upon Tenant, unless, within five (5) business days of Tenant's receipt of such certificate, Tenant gives Landlord written notice, setting forth with specificity Tenant's objections thereto. Any of Landlord's Work in either Portion of the Premises which is not fully completed on the Term Commencement Date in respect of such Portion of The Premises shall thereafter be so completed with reasonable diligence by Landlord.

          (c) Definition of Tenant Delays. "Tenant Delays" shall be defined as any material delay in the completion of' Landlord's Work to the extent caused in whole or in part by; (i) special work of which Landlord has given Tenant notice at the time that Landlord approves Tenant's plans, (ii) changes, alterations or additions required or made by Tenant in the layout or finish of the premises or any part thereof, (iii) delays of Tenant in submitting any plans and/or specifications, supplying information, approving plans, specifications or estimates, giving authorizations in accordance with the schedule set forth in
Article 4.3(4), and (iv) the delay and/or default on the part of Tenant or its contractors including, without limitation, the utility companies and other entities furnishing communications, data processing or other service or equipment, Landlord hereby agreeing that Tenant will not be charged with any delay arising from causes set forth under this clause (iv) to the extent that such delay relates to any period prior to the date that Landlord first gives tenant written notice of such delay. For the purposes of this Article 4, a "material" delay shall be defined as a delay which prevents Landlord from substantially completing Landlord's Work on or before the Substantial Completion Date or which requires Landlord to pay premium or additional costs in connection in the performance of Landlord's Work.

          (d) "As-is" Condition of Premises. Except as expressly set forth in this Lease, Tenant shall take the Premises "as-is", in the condition in which they are in as of the Term Commencement Date, without any representation or warranty by Landlord as to the condition of the Premises or the Building, and without any obligation on the pert of Landlord to prepare or construct the Premises for Tenant's occupancy.

          (e) Landlord's Contribution towards Tenant's Work. Landlord shall contribute an amount ("Landlord's Contribution") of up to Four Hundred Fifty Thousand ($450,000) Dollars towards the cost of Tenant's Work and the cost of preparing Tenant's Plans for Tenant's Work ("Permitted Cost") as follows:

          (i) Provided that Tenant is not in default, beyond the expiration of any applicable grace periods, of its obligations under the Lease at the lime that Tenant submits its requisition therefor, after Tenant has provided to Landlord evidence, reasonably satisfactory to Landlord, that Tenant has incurred at least Five Hundred Thousand ($500,000.00) Dollars towards the Permitted Costs, Landlord shall fund the first Two Hundred Twenty-Five Thousand ($225,000.00) Dollars of' Landlord's Contribution by paying for fifty (50%) percent of the next Four

          Hundred Fifty ($450,000.00) Dollars of Permitted Costs. Landlord shall pay such payments to Tenant within fifteen (15) days after Landlord receives requisitions, as hereinafter defined, for such payments. Such requisitions may not be submitted more than one time per calendar month.

                 Provided that Tenant is not in default, beyond the expiration of any applicable grace periods, of its obligations under the Lease at the time that Tenant submits its requisition therefore, Landlord shall pay the balance of Landlord's Contribution within fifteen (15) days after the last of the following to occur: (a) the completion of Tenant's Work, (b) the occurrence of the Rent Commencement Date in respect of the Second Floor Premises, (c) the payment by Tenant to Landlord of its first monthly installments of Yearly Rent in respect of both the First Floor Premises and to Second Floor Premises, and (d) the submission by Tenant to Landlord of a requisition, as hereinafter defined, evidencing the costs incurred by Tenant on account of Tenant's Work.

          (ii) For the purposes hereof, the "requisition" shall mean written documentation (including, without limitation, invoices from Tenant's contractor and architect, written lien waivers with respect to all of Tenant's Work which has been performed through the date of such requisition, with respect to the second installment of Landlord's Contribution, final releases from Tenant's contractor, architect, and subcontractors and such other documentation as Landlord's mortgagee may reasonably request) showing in reasonable detail the costs of the improvements installed as part of Tenant's Work, accompanied by certifications from Tenant, Tenant's architect, and Tenant's contractor that Tenant's Work has been performed in accordance with applicable laws and in accordance with Tenant's approved plans, and that the amount of the requisition does not exceed the amount of the work covered by such requisition. The requisition shall be accompanied by evidence reasonably satisfactory to Landlord that Tenant has paid for all of Tenant's Work performed through the date of the requisition in question. Landlord shall have the right, upon reasonable advance notice to Tenant, to inspect Tenant's books and records relating to the requisition in order to verify the amount thereof.

          (iii) Notwithstanding anything to the contrary herein contained:

                (1) If there remain any outstanding claims from any contractor, architect, subcontractor, or vendor performing Tenant's Work which have not been satisfied as of the time that Tenant submits the requisition to Landlord, Landlord shall have the right to have Landlord's Contribution paid to both Tenant and such Tenant's claimant jointly.

                (2) Landlord shall have no obligation to pay Landlord's Contribution in respect of any requisition submitted after September 1, 2000.

                (3) Tenant shall have no right to use any unused portion of Landlord's Contribution.

     4.3  Plans and Specifications.

          (a) Tenant's Plans. The parties acknowledge that Tenant's architect ha prepared the plans ("Tenant Plans") describing the portion of Landlord's Work to performed within the First Floor Premises and describing the Tenant Work to be performed within the Second Floor Premises.

          (b) Landlord's Approval of Tenant's Plans. Landlord acknowledges that it has approved Tenant's Plans, as set forth on Exhibit 3. Landlord's approval is solely given for the benefit of Landlord and neither Tenant nor any third party shall have the right to rely upon Landlord's approval of Tenant's a plans for any purpose whatsoever. Without limiting the foregoing: (i) Tenant shall be responsible for all elements of the design of Tenant's plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the premises and the placement of Tenant's furniture, appliances and equipment), and (ii) Landlord's approval of Tenant's plans shall in no event relieve Tenant of the responsibility for such design.

          (c) Cost of Tenant's Plans. Tenant agrees to remain solely responsible for the timely preparation and submission of all of Tenant's plans and for all elements of the design of such plans and for all costs related thereto, except that Tenant shall be permitted to apply Landlord's Contribution towards the cost of Tenant's Plans.

     4.4 Tenant's Work. Tenant's Work shall be performed in accordance with the provisions of the Lease, including, without limitation, Articles 12 and 13 thereof. Tenant shall take necessary reasonable measures to the end that Tenant's contractors shall cooperate in all ways with Landlord's contractors to avoid any delay to the work being performed by Landlord's contractors or conflict in any other way with the performance of Landlord's Work.

     4.5 Cost of Changes in Landlord's Work and of Tenant's Work. Tenant shall bear all costs arising from changes in Landlord's Work directed by Tenant and, except for Landlord's Contribution, Tenant shall bear the entire cost of Tenant's Work. If Tenant desires to make any changes in Landlord's Work, any such changes shall be subject to Landlord's prior written approval, which shall not be unreasonably withheld. Until the aggregate cost of all changes in Landlord's Work exceeds Fifty Thousand ($50,000.00) Dollars, Tenant shall pay the full amount of each such change within thirty (30) days of billing thereby, provided that such billing is given to Tenant after the completion of such change work. With respect to each change after the aggregate cost of all changes in Landlord's Work exceeds Fifty Thousand ($50,000.00) Dollars, then Tenant shall, at the time that Tenant directs the change which causes such aggregate cost of such changes to exceeds Fifty Thousand ($50,000.00) Dollars, pay to Landlord the estimated cost of such change.

     4.6 Tenants Delay - Additional Costs. Any additional cost actually and reasonably incurred by Landlord in connection with the performance of Landlord's Work arising from any Tenant Delays shall be paid by Tenant to Landlord to the extent caused by such Tenant Delay, provided that if a delay is caused only in part by Tenant, Tenant shall bear its pro rata share of the delay cost (i.e., based upon the relative length of the Tenant Delay as opposed to the other reasons for Tenant's Delay). For the purposes of the next preceding sentence, the expression

"additional cost to Landlord" shall mean the cost over and above such cost as would have been the aggregate cost to Landlord of completing the premises in accordance with the terms of this Lease had there been no such failure, omission or delay. Any payments due from Tenant under this Article 4.6 shall, except to the extent set forth in Article 4.5 with respect to changes in Landlord's Work, be paid within thirty (30) days of Tenant's receipt of written invoice therefor. Nothing contained in this Article 4.6 shall limit or qualify or prejudice any other covenants, agreements, terms, provisions and conditions contained in this Lease, including, but not limited to Article 4.2.

     4.7  Landlord's Warranty; Conclusiveness of Landlord's Performance.

          (a) Subject to the provisions of this Article 4.7, Landlord warrants to Tenant that Landlord's Work shall be performed free from defects in workmanship and material; in compliance, in all material respects, with the plans and specifications referred to in Exhibit 3, and, with respect to all portions of Landlord's Work outside of the Premises, in compliance with applicable law. In addition, Landlord agrees that, as part of Landlord's Work, Landlord will obtain from Landlord's contractor a five-(5)-year warranty with respect to certain components of the HVAC system for the Building without additional charge to Tenant and that, at Tenant's cost, Landlord cause Landlord's contractor to provide a ten-(l0)-year warranty with respect to such components rather than a five-(5)-year warranty.

          (b) With respect to patent defects in Landlord's Work in either Portion of the Premises, Tenant shall be conclusively deemed to have agreed that Landlord has performed all of its obligations under this Article 4 unless, not later than the end of the second calendar month next beginning after the Term Commencement Date in respect of such Portion of the Premises, Tenant shall give Landlord written notice specifying the respects in which Landlord has mat performed any such obligation.

          (c) With respect to latent defects in Landlord' Work in either Portion of the Premises, Tenant shall be conclusively deemed to have agreed that Landlord has performed all of its obligations under this Article 4 unless not later than the date eleven months and two weeks after the Term Commencement Date in respect of such Portion of the Premises, Tenant shall give Landlord written notice specifying the respects in which Landlord has not performed any such obligation.

          (d) Landlord shall complete or correct any Landlord's Work which is in breach of the warranty set forth in Paragraph (a) of this Article 4.7 in such a manner as to minimize any disruption of Tenant's use of the Premises, provided that Landlord receives written notice of such breach within the time periods set forth in Paragraphs (b) or (c), as the case may be, of this Article 4.7.

          (e) Landlord shall assign to Tenant any warranties that Landlord receives from the contractors performing Landlord's Work to the extent that such warranties relate to portions of the Premises which Tenant is required to maintain under this Lease.

          (f) The provisions of this Article 42 shall not relieve Landlord from its maintenance and repair obligation under Article 8.2.

     4.8 Tenant Payments of Construction Cost. Landlord shall have the same rights and remedies which Landlord has upon the nonpayment of Yearly Rent and other charges due under this Lease for nonpayment of any amounts which Tenant is required to pay to Landlord or Landlord's contractor in connection with the construction and initial preparation of the premises (including, without limitation, any amounts which Tenant is required to pay in accordance with Articles 4.2, 43, and 4.6 hereof) or in connection with any construction in the premises performed for Tenant by Landlord, Landlord's contractor or any other person, firm or entity after the Term Commencement Date.

5.   USE OF PREMISES

     5.1 Permitted Use. Tenant shall during the term hereof occupy and use the Premises only for the purposes as stated in Exhibit 1 and for no other purposes.

     5.2 Prohibited Uses. Notwithstanding any other provision of this Lease, Tenant shall not use, or suffer or permit the use or occupancy of, or suffer or permit anything to be done in or anything to be brought into or kept in or about the Premises, the Building, or any part thereof (including, without limitation, any materials used by Tenant to perform the Tenant's Work): (i) which would violate any of the covenants, agreements, terms, provisions and conditions of this Lease, or (ii) for any unlawful purposes or in any unlawful manner.

     5.3 Licenses and Permits. If any governmental license or permit shall be required for the proper and lawful conduct of Tenant's business, and if the failure to secure such license or permit would in any way adversely affect Landlord, the Premises, the Building, or Tenant's ability to perform any of its obligations under this Lease, Tenant, at Tenant's expense, shall duty procure and thereafter maintain such license and submit the same to inspection by Landlord. Tenant, at Tenant's expense, shall at all times comply with the terms and conditions of each such license or permit. Notwithstanding the foregoing, Landlord shall, as part of Landlord's Work, obtain a certificate of occupancy permitting Tenant to legally occupy the First Floor Premises.

6.   RENT

          (a) In General. During the term of this Lease the Yearly Rent at the rate stated in Exhibit 1, Taxes, Insurance Premiums, and Operating Costs (collectively, "Rent"), shall be payable by Tenant to Landlord by monthly payments, as stated in Exhibit 1, in advance and without demand on the first day of each month for and in respect of such month. Subject to Article 6(c), Tenant's obligation to pay Rent in respect of each Portion of the Premises shall commence to accrue as of the Term Commencement Date in respect of such Portion of the Premises. If, by reason of any provisions of this Lease, the Rent shall commence or terminate on any day other than the first day of a calendar month, the Rent for such calendar month shall be prorated. The Rent shall be payable to Landlord or, if Landlord shall so direct in writing, to Landlord's agent or nominee, in lawful money of the United States which shall be legal tender for payment of all debts and dues, public and private, at the time of payment, at the office of the Landlord or such place as Landlord may designate, and the Rent and other charges in all circumstances shall be payable without any setoff or deduction whatsoever, except as otherwise expressly provided herein and only to that extent.

          (b) Late Payment by Tenant. Rent and any other sums due hereunder not paid on the due date shall bear interest for each month or fraction thereof from the due date until paid computed at the annual rate of two (2) percentage points over the so-called prime rate then currently from time to time published in the Wall Street Journal (or if the Wall Street Journal ceases to publish a
       -------------------            -------------------
prime rate, then the prime rate charged to its most favored corporate customers by the largest national bank (N.A.) located in the City of Boston). or at any applicable lesser maximum legally permissible rate for debts of this nature ("Lease Rate"). In addition, in order to compensate Landlord for the administrative expense which Landlord will incur in the event of a monetary default by Tenant, if Tenant fails to pay any payment of rent or other sums due under this Lease within ten (10) days of its due date, Tenant shall pay to Landlord a late charge equal to three (3%) percent of the amount of such past due amount.

          (c)  Commencement of Rent.

          Notwithstanding anything to the contrary herein contained, Tenant's obligation to pay Yearly Rent in respect of each Portion of the Premises shall not commence to accrue until the Rent Commencement Date.

          (d) Rentable Area. The parties hereby agree that the Total Rentable Area of each Portion of the Premises and of the Building is as set forth on
Exhibit I.

7.   HAZARDOUS MATERIALS

     Landlord and Tenant agree as follows with respect to the existence or use of "Hazardous Material" in or on the Premises.

          (a) Tenant, at its sole cost and expense, shall comply with all laws, statutes, ordinances, rules and regulations of any local, state or federal governmental authority having jurisdiction concerning environmental, health and safety matters (collectively, Environmental Laws"), including, but not limited to, any discharge into the air, surface, water, sewers, soil or groundwater of any Hazardous Material (as defined in Article 7(c)), whether within or outside the Premises. Notwithstanding the foregoing, nothing contained in this Lease requires, or shall be construed to require, Tenant to incur any liability related to or arising from environmental conditions for which the Landlord is responsible pursuant to the terms of this Lease.

          (b) Tenant shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Premises or otherwise in the Park by Tenant, its agents, employees, contractors or invitees, except for such materials as are customarily used in pharmaceutical development, provided that all such materials shall at all times be brought upon, kept or used in accordance with all applicable Environmental Laws. Notwithstanding the foregoing, with respect to any of Tenant's Hazardous Material which Tenant does not properly handle, store or dispose of in compliance with all applicable Environmental Laws, tenant shall, upon written notice from Landlord, no longer have the right to bring such material into the buildings until Tenant has demonstrated, to Landlord's reasonable satisfaction, that Tenant has implemented programs to thereafter properly handle store or dispose of such material.

          (c) As used herein, the term "Hazardous Material" means any hazardous or toxic substance, material or waste or petroleum derivative (including, without limitation, radioactive materials and materials which constitute a biohazard) which is or becomes regulated by any Environmental Law. The term "Hazardous Material" includes, without limitation, any material or substance which is (i) designated as a "hazardous substance" pursuant to Section 1311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1317), (ii) defined as a hazardous waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6903), or (iii) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. (42 U.S.C. Section 9601) or (iv) defined as "hazardous substance" or "oil" under Chapter 21E of the General Laws of Massachusetts, and "Environmental Laws" include, without limitation, the laws listed in the preceding clauses (i) through (iv). "Hazardous Materials" shall exclude toner used in copy machines and other office cleaning supplies, provided that Tenant handles and stores such materials in a safe and proper nicer in compliance with law.

          (d) Any increase in the premium for necessary insurance on the Premises which arises from Tenant's use and/or storage of these Hazardous Materials shall be solely at Tenant's expense. Tenant shall procure and maintain at its sole expense such additional insurance as may be necessary to comply with any requirement of any Federal, State or local government agency with jurisdiction.

          (e) Tenant hereby covenants and agrees to indemnify, defend and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (collectively "Losses") which Landlord may reasonably incur arising out of contamination of reel estate, the Land, or other property not a part of the Premises, which contamination arises as a result of:
(i) the presence of Hazardous Material in the Premises, the presence of which is caused or permitted by Tenant, or (ii) from, a breach by Tenant of its obligations under this Article 7. This indemnification of Landlord by Tenant includes, without limitation, reasonable costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Premises based upon the circumstances identified in the first sentence of this Article 7(e). The indemnification and hold harmless obligations of Tenant under this Article 7(e) shall survive any termination of this lease. Without limiting the foregoing, if the presence of any Hazardous Material in the buildings or otherwise on the Land caused or permitted by Tenant results in any contamination of the Premises, Tenant shall promptly take all actions at its sole expense as are necessary to return the Premises to the condition in which the Premises were in immediately preceding such contamination; provided that Landlord's approval of such actions shall first be obtained, which approval shall not be unreasonably withheld so long as such actions, in Landlord's reasonable discretion, would not potentially have any materially adverse long-term or short-tern effect on the Premises, and, in any even, Landlord shall not withhold its approval of any proposed actions which are required by applicable Environmental Laws.

          (f) Landlord represents to Tenant that, to Landlord's knowledge, there are no Hazardous Materials (including asbestos) or underground storage tanks presently located on the Land, except to the extent (if any) described on the environmental assessment report which Landlord will provide to Tenant when complete.

          (g) Landlord agrees that neither Landlord, nor its agents employees or contractors, shall cause or permit any Hazardous Materials (other than materials which are typically used in the operation of offices) to be brought upon, kept, or used in or about the Premises.

          (h) Landlord hereby covenants and agrees to indemnify defend and hold Tenant harmless from any Losses which arise from: (1) any breach by Landlord of the representations set forth in Article 7(f) above; and (2) any breach by Landlord of its agreements under Article 7(g) above. The indemnification and hold harmless provisions of this Article 7(h) shall survive any termination of this Lease.

8.   SERVICES FURNISHED BY LANDLORD

     Except as set forth in this Article 8, Landlord has no obligation to provide services to the Premises.

     8.1  Utilities.

          (a) Tenant shall contract directly with the company all utility services to the Premises (including, without limitation, electricity, water, sewer, gas and telecommunications services) for the purchase and obtaining by Tenant of such services directly from such company to be billed directly to, and paid for by, Tenant.

          (b) Landlord shall not in any way be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if the quantity, character, or supply of electrical energy or gas is changed or is no longer available or suitable for Tenant's requirements.

     8.2  Cleaning Services.

     Landlord shall provide cleaning services to the First Floor Premises in accordance with the specifications set forth on Exhibit 4. Tenant shall be responsible for providing cleaning services to the Second Floor Premises to a standard which is similar to that set forth on Exhibit 4. The cleaning contractor engaged by Landlord shall be subject to Tenant's written approval (which approval shall not be unreasonably withheld) as part of Tenant's approval of each annual Operating Budget, as hereinafter defined, during the term of the Lease.

     8.3  Repairs.

     Except as otherwise provided in Articles 18 and 20, and subject to Tenant's obligations in Article 14, Landlord shall keep and maintain the roof and the structural portions of the Building, and the Building systems in good repair and condition.

     8.4  Interruption or Curtailment of Services.

          (a) When necessary by reason of accident or emergency, or for repairs, replacements to the Premises and which, in the reasonable judgment of Landlord, are desirable or necessary to be made or of difficulty or inability in securing supplies or labor, or of strikes, or of any other cause beyond the reasonable control of Landlord, whether such other cause be similar or dissimilar to those hereinabove specifically mentioned until said cause has been removed, Landlord reserves the right to interrupt, curtail, stop or suspend (i) the furnishing of heating, air conditioning, and cleaning services and (ii) the operation of the plumbing and electric systems. Landlord shall use reasonable efforts to eliminate the cause of any such interruption, curtailment, stoppage or suspension, but there shall be no diminution or abatement of Yearly Rent or other compensation due from Tenant to Landlord hereunder, nor shall this Lease be affected or any of the Tenant's obligations hereunder reduced, and the Landlord shall have no responsibility or liability for any such interruption, curtailment, stoppage, or suspension of services or systems. Landlord shall, except in an emergency or accident, give Tenant at least two (2) business days advance notice of any interruption in Building services. With respect to planned interruptions of building services, Landlord shall use reasonable efforts to perform such interruptions after Tenant's business hours. The provisions of this Article 8.3 shall not affect Tenant's rights under Article 21.4(b).

     (b) Notwithstanding anything to the contrary in this Lease contained, if the Premises shall lack any service which Landlord is required to provide hereunder (thereby rendering the Premises or a portion thereof untenantable) so that, for the Landlord Service Interruption Cure Period, as hereinafter defined, the continued operation in the ordinary course of Tenant's business is materially adversely affected and if Tenant ceases to use the affected portion of the Premises during the period of untenantability as the direct result of such lack of service. then, provided that Tenant ceases to use the affected portion of the Premises during the entirety of the Landlord Service Interruption Cure Period and that such untenantability and Landlord's inability to owe such condition are not caused by the fault or neglect of Tenant or Tenants agents, employees or contractors or by reason of other causes beyond Landlord's reasonable control, then Rent shall thereafter be abated in proportion to such untenantability until the earlier of: (i) the day that such condition is completely corrected, or (ii) the day that Tenant first commences to exercise its self-help rights pursuant to Article 21.4(b) of the Lease on account of such condition. For the purposes hereof, the "Landlord Service Interruption Cure Period" shall be defined as five (5) consecutive business days after Landlord's receipt of written notice from Tenant of the condition causing untenantability in the premises. The provisions of this Paragraph (b) shall not apply in the event of untenantability caused by fire or other casualty, ox taking (see Articles 18 and 20).

9.   OPERATING COSTS AND TAXES

     9.1 Definitions. As used in this Article 9, the worth and terms which follow mean and include the following:

          (a) "Operating Year" shall mean a calendar year in which occurs any part of the term of this Lease.

          (b) "Taxes" shall mean the real estate taxes and other taxes, levies and assessments imposed upon the Premises and upon any personal property of Landlord used in the operation thereof, or Landlord's interest in the Premises or such personal property; charges, fees and assessments for transit, housing, police, fire or other governmental services or purported benefits to the Land; service or user payments in lieu of taxes; and any and all other taxes, levies, betterments, assessments and charges arising from the ownership, leasing, operating, use or occupancy of the Premises or based upon rentals derived therefrom, which are or shall be imposed by National, State, Municipal or other governmental authorities. "Taxes" shall not include any franchise, income or profit tax, capital levy Or excise, provided, however, that any of the same and any other tax, excise, fee, levy, charge or assessment, however described, that may in the future be levied or assessed as a substitute for or an addition to, in whole or in part, any tax, levy or assessment which would otherwise constitute "Taxes" whether or not now customary or in the contemplation of the patties on the Execution Date of this Lease, shall constitute "Taxes," but only to the extent calculated as if the Premises were the only real estate owned by Landlord.

          (c) "Tax Period" shall be any fiscal/tax period in respect of which Taxes are due and payable to the appropriate governmental taxing authority, any portion of which period occurs during the term of this Lease, the first such Period being the one in which the Term Commencement Date occurs.

          (d)  "Operating Costs":

               (1)  Definition of Operating Costs.  "Operating Costs" shall mean
                    -----------------------------
          all costs actually incurred and expenditures of whatever nature made by Landlord in the operation, management, repair, replacements, and maintenance of the Premises, including, without limitation, vehicular and pedestrian passageways related to the Premises, related equipment, facilities and appurtenances, cooling and heating equipment Operating Costs shall include, without limitation, those categories of "Specifically Included Operating Costs", as set forth below.
          Operating Costs shall not include any cost necessary to bring any portion of the Land or the structure of the Building into compliance with applicable Laws if the same to the extent that such Laws are in effect as of the Term Commencement Date in respect of the First Floor Premises.

               (2)  Operating Budget.  Landlord shall prepare and submit to
                    ----------------
          Tenant, for Tenant's approval, on or before November 1 of each Operating Year, a budget ("Operating Budget") for Operating Cots. The Operating Budget may contain a contingency of up to five (5%) of the overall Operating Budget and the Operating Budget shall contain an annual management fee payable to Landlord's managing agent equal to four (4%) percent of the Operating Budget; provided however, that the management fee payable in any Operating Year after the first full Operating Year during the term of the Lease shall not exceed 103% of the management fee payable in the immediately preceding Operating Year. Tenant shall, within fifteen (15) days after its receipt of such budget, give written notice to Landlord advising Landlord with specificity as to whether it approves or disapproves of the Operating Budget Tenant shall not unreasonably withhold its approval of the Operating Budget, Tenant agreeing that the standard for its approval shall be based upon whether the expenditure is necessary to: (i) maintain the Premises in good condition, and (ii) enable Landlord to comply with its obligations under this Lease. Landlord agrees that, except in an emergency and except for uncontrollable expenses (e.g., insurance premiums, utilities, and snow and ice removal), Landlord shall not exceed the approved Operating Budget without obtaining Tenant's prior written consent. Such approval shall not be unreasonably withheld. Any dispute as to the Operating Budget shall be submitted to arbitration pursuant to Article 29.5 of the Lease. If such dispute is not resolved prior to the commencement of an Operating Year, then Landlord shall continue to manage the Building based upon an Operating Budget equal to one hundred five (105%) percent of the previously approved Operating Budget, until such dispute has been resolved. The Initial Approved Operating Budget is attached as Exhibit 5.

               (3)  Specifically Included Categories of Operating Costs. Subject
                    ---------------------------------------------------
          to the approved Operating Budget, Operating Costs shall include, but not be limited to, the following:

          Taxes (other than real estate taxes):  Sales, Federal Social Security,
          ------------------------------------
          Unemployment and Old Age Taxes and contributions and State Unemployment taxes and contributions accruing to and paid by the Landlord on account of all employees of Landlord and/or Landlord's managing agent, who are employed in, about or on account of the Premises, except that taxes levied upon the net income of the Landlord and taxes withheld from employees, and "Taxes as defined in Article 9.1(b) shall not be included herein.

          Heat and Air Conditioning:  All charges connected with heat and air
          -------------------------
          conditioning supplied to the Premises.

          Wages:  Wages and cost of all employee benefits of all employees of
          -----
          the Landlord and/ox Landlord's managing agent who are employed in, about or on account of the Premises, provided that wages and costs for employees who also work on other properties shall be allocated to the Premises based upon the proportion of their time spent working on the Premises. Operating Costs shall exclude the wages and costs for any executive personnel above the level of property manager.

          Cleaning:  The cost of labor and material for providing cleaning
          --------
          services to the Premises.

          Snow and Ice Removal:  The cost of labor and material in removing snow
          --------------------
          and ice from the paved areas on the Premises.

          Insurance.:  Premiums for fire, casualty, liability, rent loss, and
          ----------
          such other insurance as may from time to time be reasonably required by lending institutions on similar buildings in the greater Boston area and actually paid by Landlord. In addition, any losses which are within the deductible carried under Landlord's insurance policies shall be included in Operating Costs. The deductibles to be carried, under Landlord's insurance policies shall be subject to Tenant's approval (which approval shall not be unreasonably withheld) as part of Tenant's approval of each annual Operating Budget. The initial deductibles shall be as follows:

               Fire and extended coverage: $10,000.00
               Earthquake: $25,000.00

               Glass: $1,000.00

               (4)  Capital Expenditures.
                    --------------------

                    (i)  Replacements.  If, during the tam of this Lease,
                         ------------
                    Landlord shall replace any capital items or make any capital expenditures (collectively called "Capital Expenditures") the total amount of which is not properly includable in Operating Costs for the Operating Year in which they were made, in accordance with generally accepted accounting principles and practices in effect at the 'time of such replacement, there shall nevertheless be included in such Operating Costs and in Operating Costs for each succeeding Operating Year the amount, if any, by which the Annual Charge-Off (determined as hereinafter provided) of such Capital Expenditure (teas insurance or warranty proceeds.
                    if any, collected by Landlord by reason of damage to, or destruction of the capital item being replace) exceeds the Annual Charge-Off of the Capital Expenditure for the item being replaced. Any such replacement shall be of quality and utility at least equal to the item being replaced; Landlord shall have no right to upgrade Building by replacing a capital item with an item of substantially better quality without Tenant's written consent; and no capital item shall be replaced unless either: (a) such replacement is reasonably necessary, (b) such replacement is required by law, or (c) Tenant consents in writing to such replacement. In no event shall the replacement of the roof or structural components of the Building be included in Operating Costs unless such replacement is required as the result of the act or omission of Tenant or anyone for whom Tenant is responsible and the cost of such replacement is not covered by the insurance which Landlord is required to maintain on the Building.

                    (ii) New Capital Items.  If a new capital item is acquired
                         -----------------
                    which does not replace another capital item which was worn out, has become obsolete, etc., then there shall be included in Operating Costs for each Operating Year in which and after such capital expenditure is made the Annual Charge-Off of such capital expenditure. Notwithstanding the foregoing, with respect to a new (i.e., as opposed to replacement) Capital Expenditure, such Capital Expenditure shall be included in Operating Costs only if:

                         1. the new capital item being acquired is required by law which first becomes effective after the Execution Date of this Lease, Landlord hereby agreeing that any installation required by law shall be installed over the longest period of time allowed by law, unless Tenant agrees to a more accelerated schedule, or

                           2. the new capital item is reasonably projected to reduce Operating Costs (i.e. the reduction in Operating Expenses is reasonably projected to exceed the Annual Charge-off), or

                           3.   the new capital item is approved by Tenant.

                    (iii)  Annual Charge-Off.  "Annual Charge-Off" shall be
                           -----------------
                    defined as the annual amount of principal and interest payments which would be required to repay a loan ("Capital Loan") in equal monthly installments over the Useful Life, as hereinafter defined, of the capital item in question on a direct reduction basis at an annual interest rate equal to the Capital Interest Rate, as hereinafter defined, where the initial principal balance is the cost of the capital item in question.

                    (iv)   Useful Life.  "Useful Life" shall be reasonably
                           -----------
                    determined by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item. Notwithstanding the foregoing, if Landlord reasonably concludes on the basis of engineering estimates that a particular capital expenditure will effect savings in Building operating expenses including, without limitation, energy-related costs, and that such annual projected savings will exceed the Annual Charge-Off of Capital Expenditures computed as aforesaid, then and in such events, the Annual Charge-Off shall be determined based upon a Useful Life which would cause the principal and interest payments in a lull repayment of the Capital Loan in question to equal the amount of projected savings of such Useful Life.

                    (v)    Capital Interest Rate.  "Capital Interest Rate"
                           ---------------------
                    shall be defined as an annual rate of either one percentage point over the AA Bond rate (Standard & Poor's corporate composite or, if unavailable, its equivalent) as reported in the financial press at the time the capital expenditure is made or, if the capital item is acquired through arms-length third-party financing, then the actual (including fluctuating) rate paid by Landlord in financing the acquisition of such capital item.

     9.2  Taxes.

          (a) In General. Tenant shall pay to Landlord the entire amount of Taxes payable during the term of this Lease. Notwithstanding the foregoing. Tenant's obligation to pay Taxes with respect to each Portion of the Premises shall commence as of the Rent Commencement Date in respect of such Portion of the Premises. If Rent Commencement Dates for each Portion of the Premises are not the same, then Taxes shall be shared equally between

Landlord and Tenant during the period when the Rent Commencement Date has occurred with respect to only one Portion of the Premises.

          (b) Payment Procedures. Taxes shall be due within thirty (30) days of Tenant's receipt of Landlord's bill therefor. Landlord shall submit to Tenant together with such bill, a copy of the tax bill on which tenant's obligation is based. In implementation and not in limitation of the foregoing, Tenant shall remit to Landlord pro rata monthly installments on account of projected Taxes reasonably calculated by Landlord on the basis of the most recent Tax data or budget available. If the total of such monthly remittances on account of any Tax Period is greater than the actual Taxes for such Tax Period. Tenant may credit the difference against the next installment of rental or Other charges due to Landlord hereunder, except that if such difference is determined after the end of the term of this Lease, Landlord shall refund such difference to Tenant to the extent that such difference exceeds any amounts then due from Tenant to Landlord. Such refund shall be paid to Tenant within thirty (30) days after Landlord has determined the actual amount of Taxes for the Tax Period in question. If the total of such remittances is less than the actual Taxes for such Tax Period, Tenant shall pay the difference to Landlord within thirty (30) clays of Tenant's receipt of the bill.

          (c) Tax Abatement,, Landlord shall, upon Tenant's written request and at Tenant's expense, apply for abatement of Taxes in respect of any Tax Period with respect to which Tenant is required to pay Taxes. If Landlord declines to apply for any such abatement, Tenant shall have the right to apply for such abatement either in Landlord's name or in Tenant's name.

          (d) Effect of Abatements. Appropriate credit against Taxes shall be given for any refund obtained by reason of a reduction lit any taxes by the Assessors or the administrative, judicial or other governmental agency responsible therefor relating to the term of this Lease. The original computations, as well as reimbursement or payments of additional charges, if any, or allowances, if any, under the provisions of this Article 9.2 shall be based on the original assessed valuations with adjustments to be made at a later date when the tax refund, if any. shall be paid to Landlord by the taxing authorities. Expenditures for legal fees and for other similar or dissimilar expenses incurred in obtaining the tax refund may be charged against the tax refund before the adjustments are made for the Tax Period..

  9.3     Operating Costs.

          (a) In General. Tenant shall pay to Landlord the entire amount of Operating Costs payable during the term of this Lease. Notwithstanding the foregoing, Tenant's obligation to pay Operating Costs with respect to each Portion of the Premises shall commence as of the Rent Commencement Date in respect of such Portion of the Premises. If Rent Commencement Dates for each Portion of the Premises are not the same, then Operating Costs shall be shared equally between Landlord and Tenant during the period when the Rent Commencement Date has occurred with respect to only one Portion of the Premises.

          (b) Payment Procedures.  Operating Costs shall be due within thirty
(30) days of the Tenant's receipt of the Landlord's bill therefor. In implementation and not in limitation of the foregoing, Tenant shall remit to Landlord pro rata monthly installments on account of projected Operating Costs, reasonably calculated by Landlord on the basis of the most recent Operating Budget approved by Tenant in accordance with Article 9.1
(d)). Landlord shall, within one hundred twenty (120) days after the end of each Operating Year, deliver to Tenant a reasonably detailed statement ('Year End Statement") of the actual amount of Operating Costs for such Operating Year. If the total of such monthly remittances on account of any Operating Year is greater than the actual Operating Costs for such Operating Year, Tenant may credit the difference against the next installment of rent or other charges due to Landlord hereunder, except that if such difference is determined after the end of the term of this Lease, Landlord shall refund such difference to Tenant to the extent that such difference exceeds any amounts then due from Tenant to Landlord. Such refund check shall accompany the Year End Statement for the last Operating Year of the term of the Lease. If the total of such remittances is less than actual Operating Costs for such Operating Year. Tenant shall pay the difference to Landlord within thirty (30) days of Tenant's receipt of Landlord's bill therefor.

          (c) Tenant's Audit Rights. Subject to the provisions of this paragraph, Tenant shall have the right. at Tenant's cost and expense, to examine all documentation and calculations prepared in the determination of Operating
Costs:

          (i) Landlord agrees to make such books and records available to Tenant or Tenant's agent at the office where Landlord maintains such books and records.

          (ii) Tenant shall have the right to make such examination no more than once in respect of any period in which Landlord has given Tenant a Year End Statement.

          (iii) Any request for examination in respect of any Operating Year may be made no mote than nine (9) months alter Landlord has given Tenant a Year End Statement for such Operating Year.

          (iv) Such examination may be made first by Tenant and any employees of Tenant, and then, at Tenant's election, by an independent certified public accounting firm, provided that in no event shall the compensation payable by Tenant to such firm be on the basis of a contingent fee.

     9.4 Fart Years. lithe Rent Commencement Date(s) or if the Termination Date occurs in the middle of an Operating Year or Tax Period, Tenant shall be liable for only that portion of the Operating Costs or Taxes, as the case may be, in respect of such Operating Year or Tax Period represented by a fraction the numerator of which is the number of days of the herein term (commencing as of the applicable Rent Commencement Date) which falls within the Operating Year or Tax Period and the denominator of which is three hundred sixty-five (365), or the number of days in said Tax Period, as the case maybe.

     9.5 Survival of Obligations. Any obligations under this Article 9 which shall not have beet paid at the expiration or sooner termination of the term of this Lease shall survive such expiration and shall be paid when and as the amount of same shall be determined to be due.

10.  INTENTIONALLY OMITTED

11.  FIXTURES, EQUIPMENT AND IMPROVEMENTS-REMOVAL BY TENANT

          (a) All fixtures, equipment, improvements and appurtenances attached to or built into the Premise prior to or during the term, whether by Landlord at its expense or at the expense of Tenant (either or both) or by Tenant shall be and remain part of the Premises and shall not be removed by tenant during or at the end of the term unless Landlord otherwise elects to require Tenant to remove such fixtures, equipment, improvements and appurtenances, subject to the provisions of Articles 12 and/or 22 of the Lease. All electric, plumbing, heating and sprinkling systems, fixtures and outlets, vaults, paneling, molding, shelving, radiator enclosures, cork, rubber, linoleum and composition floors, ventilating, silencing, air conditioning and cooling equipment, shall be deemed to be included in such fixtures, equipment, improvements and appurtenances, whether or not attached to or built into the Premises.

          (b) Subject to Paragraph (c) of this Article II. all removable electric fixtures, carpets, drinking or tap water facilities, furniture, and any other trade fixtures or business equipment or Tenant's inventory or stock in trade, including, without limitation, the items listed on Exhibit 6, shall not be deemed to be included in such fixtures, equipment, improvements and appurtenances and may be, and upon the request of Landlord will, in accordance with Article 12(d), be, removed by Tenant at the expiration or prior termination of this term of the Lease, upon the condition that such removal shall not materially damage the Premises or the Building and that the cost of repairing any damage to the Premises or the Building arising from installation or such removal shall be paid by Tenant. With respect to the repair of damage required as the result of' the removal of Tenant's property and equipment, Tenant shall be responsible for the cost of patching all holes caused by the installation or removal of such property and capping all equipment and utility connections either below floors, above ceilings or inside of walls, as the case may be.

          (c) Landlord shall, at the expiration or earlier termination of the term of the Lease, have a right of first refusal to purchase any of Tenant's Removable Property and other trade fixtures and business equipment which remain in the Premises as of the expiration or earlier termination of the term of the Lease. Tenant agrees that such right of first refusal shall be binding upon any equipment lessor of such Property, fixtures and equipment.

12.  ALTERATIONS AND IMPROVEMENTS BY TENANT

          (a) Tenant shall make no alterations, decorations, installations, removals, additions or improvements in or to the premises without Landlord's prior written consent and then only those made by contractors or mechanics approved by Landlord. No installations or work shall be undertaken or begun by Tenant until: (i) Landlord has approved written plans and specification; (ii) Tenant has made provision fur either written waivers of liens from all contractors, laborers and suppliers of materials for such installations or work, the filing of lien bonds on behalf of such contractors, laborers and suppliers, or other appropriate protective measures approved by Landlord; and (iii) with respect to the initial Tenant work and with respect to any future installations or work, if the cost of such future installations or work exceeds one hundred thousand ($100,000.00) dollars, Tenant has procured appropriate surety payment and performance bonds. No amendments or additions to such plans and specifications shall be made without the prior written consent of Landlord.

          (b) Notwithstanding the foregoing, provided that Tenant gives Landlord reasonable prior advance written notice and complies with the other provisions of this Article 12 and of the Lease, Tenant shall have the right, without obtaining Landlord's consent, to make interior, non-structural decorations, replacements, alterations and improvements within the premises which do not affect the Building systems or the ceiling of the premises.

          (c) Landlord's consent and approval required under this Article 12 shall hot be unreasonably conditioned, withheld or delayed. Landlord's approval is solely given for the benefit of Landlord and neither Tenant nor any third party shall have the right to rely upon Landlord's approval of Tenant's plans for any purpose whatsoever. Without limiting the foregoing, Tenant shall be responsible for all elements of the design of Tenant's plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the premises and the placement of Tenant's furniture, appliances and equipment), and Landlord's approval of Tenant's plans shall in no event relieve Tenant of the responsibility hr such design. Landlord shall have no liability or responsibility for any claim, injury or damage alleged to have been caused by the particular materials, whether building standard or non-building standard, appliances or equipment selected by Tenant in connection with any work performed by or on behalf of Tenant in the premises including, without limitation, furniture, carpeting, copiers, laser printers, computers and refrigerators.

          (d) Any such work, alterations, decorations, installations, removals., additions and improvements shall be done at Tenant's sole expense. If Tenant shall make any alterations, decorations, installations, removals, additions or improvements (collectively "Alterations") in respect of either Portion of the Premises, then Landlord may elect: (i) with respect to the First Floor Premises, to require the Tenant at the expiration or sooner termination of the term of this Lease to restore the premises to substantially the same condition as existed at the Rent Commencement Date in respect of such Portion of the Premises, and (ii) with respect to the Second Floor Premises, to require Tenant at the expiration or sooner termination of the term of the Lease, to repair any damage to the Premises or the Building caused by the installation or removal of such Alterations in accordance with the provisions of Article 11(b). If so requested by Tenant in writing at the time that Tenant requests Landlord's approval or at the dine that Tenant gives Landlord written notice of such Alteration, as the case may be, of an Alteration, Landlord shall, within ten
(10) business days of its receipt of such request, make its election as to whether Tenant shall be required to remove such Alteration.

13. TENANT'S CONTRACTORS-MECHANICS' AND OTHER LIENS- STANDARD OF TENANT'S PERFORMANCE-COMPLIANCE WITH LAWS

     Whenever Tenant shall make any alterations, decorations, installations, removals, additions or improvements in or to the Premises-whether such work be done prior to or after the Term Commencement Date--Tenant will strictly observe the following covenants and agreements:

          (a) In no event shall any material or equipment be incorporated in or added to the Premises, so as to become a fixture or otherwise a part of the Building, in connection with any such alteration, decoration, installation, addition or improvement which is subject to any lien, charge, mortgage a other encumbrance of any kind whatsoever or is subject to any security interest or any form of title retention agreement. Notwithstanding the foregoing, Tenant shall have the right to grant security interests and/or to lease its business equipment and personal property in the Premises, including without limitation, Tenant's Removable Property as set forth on Exhibit 6, provided that such lessor or secured party agrees:

          (i) That it will repair any damage to the premises caused by the installation or removal of any such equipment or personal property;

          (ii) That it will give Landlord not less than five (5) days advance written notice prior to making any entry into the premises;

          (iii) That it will not hold any auction or foreclosure sale on the premises;

          (iv) That, unless Landlord exercises its right of first refusal in accordance with Article 11(c) of the Lease, it will have the right to remove such equipment or property only during the term of this Lease, and within the thirty (30) day period after the termination of the term of the Lease, provided, however, that the continued presence of such equipment or property in the Premises after the termination of the term of the Lease shall be deemed to be a holdover by Tenant in the Premises and Tenant shall remain fully responsible, in accordance with Article 22 of the Lease, hr all amounts due to Landlord on account of such holdover; and

          (v) That Landlord will have a right of first refusal to purchase such equipment or personal property upon the expiration or prior termination of the term of the Lease in accordance with Article 11(c) of this Lease.

          (b) Any mechanic's lien filed against the Premises or the Building for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be discharged by Tenant within ten (10) business days thereafter, at Tenant's expense by filing the bond required by law or otherwise. If Tenant fails so to discharge any lien, Landlord may do so at Tenant's expense and Tenant shall reimburse Landlord for any expense or cost incurred by Landlord in so doing within fifteen (15) days after rendition of a bill therefor.

          (c) All installations or work done by Tenant shall be at its own expense and shall at all times comply with (i) laws, rules, orders and regulations of governmental authorities having jurisdiction thereof; (ii) orders, rules and regulations of any Board of Fire Underwriters, or any other body hereafter constituted exercising similar functions, and governing insurance rating bureaus; (iii) Rules and Regulations, as defined in Article 17.1, if any, of Landlord; and (iv) plans and specifications prepared by and at the expense of Tenant theretofore submitted to and approved by Landlord (which approval shall not be unreasonably withheld); provided however, that with respect to any Alteration which does not require a building permit, Tenant may provide to Landlord a sketch or written description in lieu of plans and specifications to Landlord.

          (d) Tenant shall procure all necessary permits before undertaking any work in the Premises; do all of such work in a good and workmanlike manner, employing materials of good quality and complying with all governmental requirements; and defend, save harmless, exonerate and indemnify Landlord from all injury, loss or damage to any person or property occasioned by such work. Tenant shall cause contractors employed by Tenant to carry Worker's Compensation Insurance in accordance with statutory -requirements, Automobile Liability Insurance and, naming Landlord and Landlord's managing agent as additional insured parties, Commercial General Liability Insurance coveting such contractors on or about the Premises in the a bunts stated in Article 15 hereof or in such other reasonable amounts as Landlord shall require and to submit certificates evidencing such coverage to Landlord prior to the commencement of' such work.

14. REPAIRS BY TENANT-FLOOR LOAD

    14.1 Repairs by Tenant. Tenant shall keep all and singular the Premises neat and clean (other than the cleaning to be provided by Landlord pursuant to Exhibit 4), in such repair, order and condition as the same are in on the Rent Commencement Date or may be put in during the term hereof; reasonable use and wearing thereof and damage by fire or by other casualty, from Landlord's negligence or willful misconduct, or from Landlord's failure to perform its obligations under the Lease, excepted. Tenant shall make, as and when needed as a result of neglect by Tenant or Tenant's servants, employees, agents, contractors, invitees, or licensees or otherwise, all repairs in and about the Premises necessary to preserve them in such repair, order and condition, which repairs shall be in quality and class equal to the original work. Landlord may elect, at the expense of Tenant, to make any such repairs or to repair any damage or injury to the Building or the Premises caused by the neglect of Tenant or Tenants servants, employees, agents, contractors, or licensees if Tenant fails to make such repairs within thirty (30) day after written notice from Landlord (except that no notice shall be required in an emergency).

    14.2 Floor Load-Heavy Machinery. Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot of area which such floor was designed to carry as set forth above and which is allowed by law. Landlord reserves the right to prescribe the weight and position of all business machines and mechanical equipment, including safes, which shall be placed so as to distribute the weight. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant's expense in settings sufficient in Landlord's reasonable judgment to absorb and prevent vibration, noise and annoyance. Tenant shall not move any safe, heavy machinery, heavy equipment, freight, bulky matter, or fixtures into or out of the Building without Landlord's prior written consent, which consent shall not be unreasonably withheld. The placement of Tenant's equipment in the manner and in the locations shown on Tenant's approved plans and specifications shall be deemed to satisfy the requirements of the two immediately preceding sentences. If such safe machinery, equipment, freight, bulky matter or fixtures requires special handling, Tenant agrees to employ only qualified persons to do said work, and that all work in connection therewith shall comply with applicable laws and regulations. Any such moving shall be at the sole risk and hazard of Tenant and Tenant will defend, indemnify and save Landlord harmless against and from arty liability, loss, injury, claim or suit resulting from such moving. Proper placement of all such business machines, etc., in the Premises shall be Tenant's responsibility.

15.  INSURANCE, INDEMNIFICATION, EXONERATION AND EXCULPATION

     15.1 Insurance. Tenant shall procure, and keep in force and pay for throughout the term of the Lease, the following insurance coverages:

           (a) Commercial General Liability Insurance insuring Tenant on an occurrence basis against all claims and demands for personal injury liability (including, without limitation, bodily injury, sickness, disease, death and sexual abuse) or damage to property which may be claimed to have occurred from and after the time Tenant and/or its contractors enter the Premises in accordance with Article 4 of this Lease; of not Less than Two Million ($2,000,000) Dollars in the event of personal injury to any number of persons or damage to property, arising out of any one occurrence.

           (b) Worker's Compensation Insurance as required by the Commonwealth of Massachusetts and in amounts may be required by applicable statute, and Employers' Liability Coverage of One Million Dollars ($1,000,000.00) per occurrence.

           (c) Umbrella Liability Coverage on a per location basis in the amount of at least Ten Million Dollars ($10,000,000) covering Tenant's operations in the Premises. Notwithstanding anything to the contrary herein contained, Tenant shall not be required to obtain such umbrella liability insurance until the earlier of: (i) the Rent Commencement Date in respect of the First Floor Premises, or (ii) the Rent Commencement Date in respect of the Second Floor Premises.

           (d) Fire, Extended Coverage and All-Risk Insurance in accordance with Article 18.1.

           (e) Whenever good business practice, in Landlord's reasonable judgment, indicates the need for additional insurance coverage or different types of insurance in connection with the Premises or Tenant's use and occupancy thereof, Tenant shall, upon request from Landlord, obtain such insurance at Tenant's expense and provide Landlord with evidence thereof without limiting the generality of the foregoing, Landlord shall not exercise its rights under this
Article 15.1(f) more than one time every three (3) years.

  15.2    Certificates of Insurance.  All of the insurance required pursuant to
Article 15.1 shall be effected with insurers with a Best rating of at least IX, A-, authorized to do business in Massachusetts under valid and enforceable policies. All such insurance, other than Worker's Compensation and Employer's Liability Insurance, shall name Tenant, Landlord and Landlord's managing agent as additional insureds. All insurance required pursuant to Article 15.1 shall provide that it shall not be canceled or modified without at least thirty (30) days' prior written notice to each insured named therein. On or before the time Tenant and/or its contractors enter the Premises in accordance with Articles 4 and 14 of this Lease and thereafter not less than five business (5) days prior to the expiration date of each expiring policy, original copies of the policies provided for in Article 15.1 issued by the respective insurers, or certificates of such policies setting forth in full the provisions thereof and issued by such insurers together with evidence satisfactory to Landlord of the payment of all premiums for such policies, shall be delivered by Tenant to Landlord and certificates as aforesaid of such policies shall upon request of Landlord, be delivered by Tenant to the holder of any mortgage affecting the Premises.

  15.3 Tenant indemnity of Landlord. Subject to Article 19, Tenant will save Landlord, its agents and employees harmless and will exonerate, defend and indemnify Landlord, its agents and employees, from and against any and all claims, liabilities or penalties asserted by or on behalf of any person, firm, corporation or public authority arising from any default by Tenant of its obligations under the Lease or:

        (a) On account of or based upon any injury to person, or loss of or damage to property, sustained or occurring on the Premises on account of or based upon the act, omission, fault, negligence or misconduct of any person whomsoever (except to the extent caused by Landlord, its agents, contractors or employees);

        (b) On account of or based upon any injury to person, or loss of or damage to property, sustained or occurring elsewhere in the vicinity of the Premises to the extent caused by the use of the Premises by Tenant, or anyone claiming by, through or under Tenant, or by the negligence or willful misconduct of Tenant or anyone claiming by, through, or under Tenant, or their respective agents, employees or contractors; and

        (c) On account of or based upon (including monies due on account of) any work or thing whatsoever done (other than by Landlord or its contractors, or agents or employees of either) on the premises during this term of this Lease and during the period of time, if any prior to the Term Commencement Date that Tenant may have been given access to the premises.

        (d) Tenant's obligations under this Article 15.3 shall be insured either under the Commercial General Liability Insurance required under Article 15.1, above, or by a contractual insurance rider or other coverage and certificates of insurance in respect thereof shall be provided by Tenant to Landlord upon request.

  15.4 Property of Tenant. In addition to and not in limitation of the foregoing, Tenant covenants and agrees that, to the maximum extent permitted by law, all merchandise, furniture, fixtures and property of every kind, nature and description related or arising out of Tenant's leasehold estate hereunder, which may be in or upon the Premises or Building, in the public corridors, or on the sidewalks, areaways and approaches adjacent thereto, shall be at the sole risk and hazard of Tenant, and that if the whole or any part thereof shall be damaged, destroyed, stolen or removed from any cause or reason whatsoever no part of said damage or loss shall be charged to, or borne by, Landlord; unless, subject to Article 19 hereof, such damage or loss is due to the negligence or willful misconduct of Landlord or Landlord's agents, employees, or contractors.

  15.5 Bursting of Pipes, etc. Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, electrical or electronic emanations or disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, appliances, equipment or plumbing works or front the roof, street or sub-surface or from any other place or caused by dampness, vandalism, malicious mischief or by any other cause of whatever nature, unless caused by or due to the negligence of Landlord, its agents, servants or employees, or the breach by Landlord of its maintenance and repair obligations under this Lease, and then, where notice and an opportunity to cure are appropriate (i.e., where Tenant knows of such condition sufficiently in advance of the occurrence of any such injury or damage resulting therefrom as would have enabled Landlord to prevent such damage or loss had Tenant notified Landlord of such condition or if Landlord had independent knowledge of such need) only after (i) notice to Landlord of the condition claimed to constitute negligence or breach and (ii) the expiration of a reasonable time after such notice has beep received by Landlord without Landlord having taken all reasonable and practicable means to cure or correct such condition; and pending such cure or correction by Landlord, Tenant shall take all reasonably prudent temporary measures and safeguards to prevent any injury, loss or damage to persons or property. Neither Landlord nor its agents shall be liable for any such damage caused by operations in construction of any public, or quasi-public work; nor shall Landlord be liable for any latent defect in the Premises or in the Building, provided that the foregoing shall not relieve Landlord from any obligation which it has to perform maintenance or repairs in accordance with the Lease or relieve Landlord of any obligation which it has to repair any latent defects in Landlord's Work to the extent that Tenant has complied with the notice requirements of Article 4.7.

     15.6    Repairs and Alterations-No Diminution of Rental Value.

     There shall be no allowance to Tenant for diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to Tenant arising from any repairs or replacements made by Landlord or Tenant in or to any portion of the Premises or any property adjoining the Premises, or in or to fixtures, appurtenances, or equipment thereof, or for failure of Landlord or others to make any repairs in or to any portion of the Premises, or in or to the fixtures, appurtenances or equipment thereof. This
Article 15.6 shall not affect or limit Tenant's rights under Article 21.4(b).

     15.7 Landlord Indemnity of Tenant. Landlord, subject to the limitations on Landlord's liability contained elsewhere in this Lease, agrees to hold Tenant harmless and to defend, exonerate and indemnify Tenant from and against any and all claims, liabilities, or penalties asserted by or on behalf of any third party (i.e. any person, firm, corporation or public authority) for damage to property or injuries to persons on account of or based upon any injury to persons, or loss of or damage to property, sustained or occurring in the Building or on the Land to the extent arising from the negligence, or willful misconduct of Landlord or Landlords agents, employees or contractor The provisions of this Article 15.7 shall survive any termination of the Lease.

16.  ASSIGNMENT, MORTGAGING AND SUBLETTING

          (a) Except as provided in this Article 16, Tenant covenants and agrees that neither this Lease nor the term and estate hereby granted, nor any interest herein or therein, will, without obtaining Landlord's prior written consent, be assigned, mortgaged, pledged, encumbered or otherwise transferred, voluntarily, by operation of law or otherwise, and that neither the Premises, nor any part thereof will, without obtaining Landlord's prior written consent, be encumbered in any manner by reason of any act or omission on the part of Tenant, or used or occupied, or permitted to be used or occupied, or utilized for desk space or for mailing privileges, by anyone other than Tenant, or any employee, agent or invitees of Tenant, or for any use or purpose other than as stated in
Exhibit 1, or be sublet, or offered or advertised for subletting. Landlord agrees that, so long as Tenant is not in default of its obligations under the Lease beyond any applicable grace periods. Landlord will not unreasonably withhold or delay such consent. Except with respect to subleases or assignments to Permitted Tenant Successors, Affiliates of Tenant, and Clients, the rent or other consideration payable by the subtenant or assignment shall be based upon the then current market rental of the portion of the Premises affected by the sublease or assignment.

     (b) If Tenant is a corporation, the assignment or transfer of this Lease, and the term and estate hereby granted, to any corporation or other entity (Permitted Tenant Successor) into which Tenant is merged or with which Tenant is consolidated, or to which all, or substantially all of Tenant's assets are transferred is permitted, provided that: (x) such Permitted Tenant Successor shall have a net worth which is at least equal to that of Tenant immediately prior to such merger or consolidation and (y) such Permitted Tenant Successor and Tenant shall promptly execute, acknowledge and deliver to Landlord an agreement ("Assumption Agreement") in form and substance reasonably satisfactory to Landlord whereby such Permitted Tenant Successor shall agree to be independently bound by and upon all the covenants, agreements, terms, provisions and conditions set forth in this Lease on the part of Tenant to be performed, and whereby such Permitted Tenant Successor shall expressly agree that the provisions of this Article 16 shall, notwithstanding such assignment or transfer, continue to be binding upon it with respect to all future assignments and transfers.

     (c) Tenant shall have the right to assign its interest in this Lease, and sublet the Premises or any portion thereof, to an Affiliate of Tenant, as hereinafter defined. For the purposes hereof, an "Affiliate of Tenant" shall be defined as any entity which controls, is controlled by, or is under common control with Tenant, so long as such entity remains in such relationship with Tenant. Tenant's right to assign its interest in this Lease to an Affiliate of Tenant shall be further conditioned upon such Affiliate, prior to such assignment, executing and delivering to Landlord an Assumption Agreement, as defined in Paragraph (b) of this Article 16. Tenant shall have the right, without Landlord's consent, to sublease to Pentose Development Corp.

     (d) Tenant shall have the right, without obtaining Landlord's consent, to enter into Client Subleases, as hereinafter defined: A "Client Sublease" shall be defined as a sublease of no more than 5,000 square feet of rentable area of internal premises (i.e. premises which have access to the Building only through Tenant's main entrance and a secondary emergency exit) which is entered into solely for the purpose of facilitating the performance of Tenant's business relationship with the subtenant in question. At such time as the subtenant (referred to herein as "Client") under a Client Sublease is no longer in a business relationship with Tenant (i.e. other than as a subtenant), then such sublease shall no longer be considered to be a Client Sublease, such subtenant shall no longer be considered as a Client, and the provisions of this Article 16 shall apply to any further occupancy by such subtenant in the Premises.

     (e) If either: (x) this Lease be assigned, Landlord shall, or (y) if Tenant is in default of any of its obligations under this Lease beyond the expiration of any applicable grace periods, and the Praises or any part thereof has been sublet or occupied by anybody other than Tenant, Landlord may, collect rent and other charges from the assignee, subtenant or occupant, and apply the net amount collected to the rent and other charges herein reserved then due and thereafter becoming due, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of the provisions of this Article 16, or the acceptance of the assignee, subtenant or occupant as a tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained.

     (f) Any consent by Landlord to a particular assignment or subletting shall not in any way diminish the prohibition stated in the first sentence of this
Article 16. No subletting or assignment shall relieve Tenant of its primary obligation a party-Tenant hereunder, nor shall it reduce or increase Landlord's obligations under the Lease.

     (g) No assignment or subletting or use of the Premises shall affect the purpose for which the Premises may be used as stated in Exhibit I.

     (h) In the event of an assignment of this Lease to anyone other than V.I. Technologies, Inc., to an Affiliate of Tenant, or to a Permitted Tenant Successor, Tenant shall pay to Landlord fifty (50%) percent of any Net Assignment Profit (as defined below), payable in accordance with the following. "Net Assignment Profit" shall be defined as a lump sum in the amount (if any) by which any Transfer Consideration, as hereinafter defined, paid by the assignee in consideration of or as an inducement to Tenant to make said assignment exceeds the sum of: the reasonable attorneys' fees, construction costs and brokerage fees incurred by Tenant in order to effect such assignment (collectively, "Transfer Expenses"), plus (ii) if the assignment occurs during the initial term of the Lease, the present value (discounted based upon an 8% discount rate) of a series of payments to Tenant equal to $45,000 per annum (pro-rated for any portion of a year) over the period commencing as of the effective date of such assignment and ending as of the last day of the initial term of the Lease. Landlord's share of Net Assignment Profit shall be paid to Landlord within ten (10) days of receipt of' the same by Tenant. "Transfer Consideration" shall mean all monies, property and other consideration of every kind whatsoever paid or payable to Tenant for the assignment of the Lease and for all property transferred as all or part of the consideration including, without limitation, fixtures attached to the premises and other tenant improvements, but excluding Tenant's Property, as hereinafter defined. For purposes of this Article 16(g), only, the term "Tenant's Property" shall be deemed to include goodwill, any other intangible personal property associated with Tenant's business, and Tenant's trade fixtures, furniture and equipment, but no event shall Tenant's Property be deemed to include Tenant's interest under this Lease.

     (i) In the event of a sublease to anyone other than an Affiliate of Tenant, a Permitted Tenant Successor, or a Tenant Customer, Tenant shall pay to Landlord fifty (50%) percent of any Net Sublease Profits (as defined below), payable in accordance with the following. "Net Sublease Profit" shall be defined as a monthly amount equal to the amount by which the sublease rent and other charges payable by the subtenant to Tenant under the sublease exceed the sum of: (i) the rent and other charges payable under this Lease for the Premises or the sublet portion thereof, plus (ii) a monthly amount equal to the Transfer Expenses, as defined above, divided by the number of months in the terra of the sublease, plus (iii) the product of $3,7500.00, multiplied by a fraction, the numerator of which is the Total Rentable Area so subleased, and the denominator is the Total Rentable Area of the Building. Landlord's share of Net Sublease Profit shall be paid to Landlord on a monthly basis within ten (10) days of receipt of the subtenant's payment of rent to Tenant under the sublease.

17.  MISCELLANEOUS COVENANTS

     Tenant covenants and agrees as follows:

     17.1 Rules and Regulations. Tenant will faithfully observe and comply with such reasonable Rules and Regulations as Landlord hereafter at any time or from time to time may make and may communicate in writing to Tenant, which in the reasonable judgment of Landlord shall be necessary for the reputation, safety, care or appearance of the Premises and/or the preservation of good order therein, or the operation or maintenance of the Premises and/or the equipment thereof; provided, however, that in the case of any conflict between the provisions of this Lease and any such Rules and Regulations, the provisions of this Lease shall control. Notwithstanding anything to the contrary herein contained, Landlord shall have no right to promulgate Rules and Regulations during any time period when Tenant is the only tenant of the Building.

     17.2 Access to Premises-Shoring. Tenant shall: (i) permit Landlord and any mortgagee of the Premises or of the interest of Landlord therein, and any lessor under any ground or underlying lease, and their representatives to have reasonable access to and to enter upon the Premises at all reasonable hours and upon reasonable prior notice (except that no notice shall be required in an emergency) for the purposes of inspection or of making repairs and replacements in or to the Premises and or equipment to the extent that Landlord is permitted or required to perform the same pursuant to the provisions of this Lease (including, without limitation, sanitary, electrical, heating, air conditioning or other systems) or of complying with all laws, orders and requirements of governmental or other authority or of exercising any right reserved to Landlord by this tease (including the right during the progress of any such repairs, replacements or improvements or while performing work and furnishing materials in connection with compliance with any such laws, orders or requirements to take upon or through, or to keep and store within, the Premises all necessary materials, tools and equipment); and (ii) permit Landlord, at reasonable times, to show the Premises during ordinary business hours to any existing or prospective mortgagee, ground lessor, purchaser, or assignee of any mortgage, of the Building and/ and the land or of the interest of Landlord therein, and during the period of twelve (12) months next preceding the Termination Date to any person contemplating the leasing of the Premises or any part thereof. In an emergency, if Tenant shall not be personally present to open and permit an entry into the Premises, Landlord or Landlord's agents may enter the same by a master key, or may forcibly enter the same, without rendering Landlord or such agents liable therefor, and without in any manner affecting the obligations and covenants of this Lease, except that, subject to Article 19, Landlord shall repair any damage to the premises or Tenant's property caused by Landlord's forcible entry unless the need for such entry arose from the fault or neglect of Tenant or Tenant's agents, employees or contractors or from Tenant's use of the Premises. Landlord shall exercise its rights of access to the Premises permitted under any of the terms and provisions of this Lease in such manner as to minimize to the extent practicable interference with Tenants use and occupation of the Premises. If an excavation shall be made upon land adjacent to the Premises or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter upon the Premises for the purpose of doing such work as said person shall deem necessary to preserve the Building from injury or damage and to support the same by proper foundations without any claims for damages or indemnity against Landlord, or diminution or abatement of rent. Landlord agrees that, in exercising any right which Landlord has to enter the Building: (x) Landlord shall, except in emergencies and except for normal cleaning and maintenance operations, give Tenant reasonable advance notice of such entry, (y) Landlord shall use reasonable efforts to respect Tenant's reasonable business confidentiality and security concerns, and (z) except in emergencies and except for normal cleaning and maintenance operations, Landlord shall give Tenant sufficient notice to allow Tenant to have a representative accompany Landlord in making such entry, if Tenant so desires.

     17.3 Accidents to Sanitary and Other Systems. Tenant shall give to Landlord prompt notice of any fire or casualty in the Premises and of any damage to, or defective condition in any part or appurtenance of the Premises including, without limitation, sanitary, electrical, healing and air conditioning or other systems located in, or passing through, the Premises for which it has actual knowledge. Except as otherwise provided in Articles 18, 19, and 20, and subject to Tenant's obligations in Article 14, such damage or defective condition shall be remedied by Landlord with reasonable diligence, but if such damage or defective condition was caused by Tenant or by the employees, licensees, contractors or invitees of Tenant, the cost to remedy the same shall be paid by Tenant. Tenant shall not be entitled to claim any eviction from the Premises or any damages arising from any such damage or defect unless the same
(i) shall have been occasioned by the negligence of the Landlord, its agents, servants or employees and (ii) shall not, after notice to Landlord of the condition claimed to constitute negligence, have been cured or corrected within a reasonable time after such notice has been received by Landlord; and in case of a claim of eviction unless such damage or defective condition shall have rendered the Premises untenantable and they shall not have been made tenantable by Landlord within a reasonable time.

     17.4  Signs, Blinds and Drapes.

           (a) Except as set forth in this Article 17.4, Tenant shall, subject to the provisions of this Article 17.4(a), be permitted to install Tenant identification signage on the Premises. Tenant's installation of such signage shall be conditioned upon Tenant obtaining Landlord's prior written approval, which approval shall not be unreasonably withheld, and Tenant obtaining all necessary governmental permits and approvals. Tenant shall: (i) maintain such signage in good condition throughout the term of the Lease at Tenant's sole cost and expense, (ii) remove such signage on or before the expiration or prior to the term of the Lease, and (iii) repair any damage to the Premises caused by the installation or removal of such signage.

           (b) Any change in signage shall be subject to Landlord's prior written approval, shall comply with all applicable laws, and shall be paid for at the sole cost of Tenant.

     17.5 Estoppel Certificate. Each party ("Responding Party") shall at any time and from time to time upon not less than ten (10) days' prior notice from the other party ("Requesting Party"), execute, acknowledge and deliver to the Requesting Party a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), and the dates to which the Yearly Rent and other charges have been paid in advance, if any, stating whether or not the Requesting Party is in default in performance of any covenant, agreement, term, provision or condition contained in this Lease and, if so, specifying each such default and such other facts as the Requesting Party may reasonably request, it being intended that any such statement delivered pursuant hereto may be relied upon by any prospective purchaser of the Building or of the Building and the land or of any interest of Landlord therein, any mortgagee or prospective mortgagee thereof, any lessor or prospective lessor thereof, any lessee or prospective lessee thereof, or any prospective assignee of any mortgage thereof, or any prospective subtenant or assignee. Time is of the essence in respect of any such requested certificate, each party hereby acknowledging the importance of such certificates in mortgage financing arrangements, prospective sale and the like.

     17.6  Intentionally omitted.

     17.7  Requirements of Law-Fines and Penalties.

           (a) Subject to the provisions of this Article 17.7, Tenant at its sole expense shall comply with all laws, rules, orders and regulations, including, without limitation, all energy-related requirements, of Federal, State, County and Municipal Authorities and with any direction of any public officer or officers, pursuant to Law (collectively "Laws"), including, without limitation, the Americans with Disabilities Act of 1990, and the rules and regulations promulgated thereunder which shall impose any duty upon Landlord or Tenant with respect to or arising out of Tenant's use or occupancy of the Premises. If Tenant receives notice of any violation of law, ordinance, order or regulation applicable to the Premises, it shall give prompt notice thereof to Landlord.

           (b) Landlord shall comply with all Laws relating to the performance of Landlord's Work. Landlord, subject to inclusion of the cost of compliance as Operating Costs in accordance with the provisions of Article 9.1(g) of this Lease, shall comply with all Laws which relate to: (1) the structure of the Building, unless the need for such compliance arises from Tenant's particular use of the Premises, and (ii) the portions of the Land which shall are exterior to the Building (i.e. the sidewalks, the parking areas, and the main entrance to the Building).

     17.8 Tenant's Acts-Effect on Insurance. Tenant shall not knowingly do or permit to be do or permit any act or thing upon the Premises which Tenant knows will invalidate or be in conflict with any insurance policies covering the Premises and the fixtures and property therein; and shall not knowingly do, or permit to be done; any act or thing upon the Premises which shall subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried cm upon said Premises or for any other reason. Tenant at its own expense shall comply with all rules, orders, regulations and requirements of the Board of Fire Underwriters, or any other similar body having jurisdiction applicable to Tenant's use or manner of use of the Premises, and shall not (i) do, or permit anything to be done, in or upon the Premises, or bring or keep anything therein, except as now or hereafter permitted by the Fire Department, Board of Underwriters, Fire Insurance Rating Organization, or other authority having jurisdiction, and then only in such quantity and manner of storage as will not increase the rate for any insurance applicable to the Premises, or (ii) use the Premises in a manner which shall increase such insurance rates on the Premises or on property located therein, over that applicable when Tenant first took occupancy of the Premises hereunder. If by reason of the failure of Tenant to comply with the provisions hereof the insurance rate applicable to any policy of insurance shall at any time thereafter be higher than it otherwise would be and such failure is not cured within five (5) days after notice, the Tenant shall reimburse Landlord for that part of any insurance premiums thereafter paid by Landlord, which shall have been charged because of such failure by Tenant. In addition, if Tenant shill make any alteration to the premises which increases the insurance premiums payable by Landlord, Tenant shall reimburse Landlord for such increase within fifteen (15) days of billing therefor.

     17.9 Miscellaneous. Tenant shall not suffer or permit the Premises or any Landlord fixtures, equipment or utilities therein or serving the same, to be overloaded, damaged or defaced, nor, subject to Article 12, permit any hole to be drilled or made in any part thereof. Tenant shall not suffer or permit any employee, contractor, business invitee or visitor to violate any covenant, agreement or obligations of the Tenant under this Lease.

18.  DAMAGE BY FIRE, ETC.

     18.1 Casualty Insurance. During the entire term of this Lease, and adjusting insurance coverages to reflect current values from time to time: (i) Landlord shall keep the Building (excluding Tenant's personal property, trade fixtures and equipment) insured against loss or damage caused by any peril covered under fire, extended coverage and all risk insurance in an amount equal to one hundred percent (100%) of-the full replacement cost thereof above foundation walls, together with rent interruption insurance covering at least a twelve (12) month period and (ii) Tenant shall- keep its persona] property in and about the Premises and any other property installed by or at the expense of Tenant insured against loss or damage caused by any peril covered under fire, extended coverage and all risk insurance. In an amount equal to one hunched percent (100%) of the full replacement cost thereof.

     18.2 Repair of Damage Caused by Casualty. If any portion of the Premises required to be insured by Landlord under Article 18.1 shall be damaged by fire or other insured casualty, Landlord shall proceed with diligence, subject to the then applicable statutes, building codes, zoning ordinances, and regulations of any governmental authority, and at the expense of Landlord (but, so long as Landlord complies with its obligations under clause (i) of Article 18.1 to obtain casualty insurance, only to the extent of insurance proceeds made available to Landlord by any mortgagee and/or ground lessor of the real property of which the Premises are a part) to repair or cause to be repaired such damage. All repairs to and replacements of Tenant's trade fixtures, furniture and equipment shall be made by and at the expense of Tenant, the Premises or any part thereof shall have been rendered unfit for use and occupation hereunder by reason of such damage, there shall be no abatement of the Yearly Rent and other charges except to the extent that Landlord receives rent interruption insurance proceeds as the result of untenantability arising from such damage, so long as Landlord complies with its obligation to obtain rent interruption insurance under clause (i) of Article 18.1. Tenant agrees to cooperate with Landlord and Landlord's Mortgagee in such manner as Landlord may reasonably request in assisting Landlord and Landlord's Mortgagee in collecting insurance proceeds (including rent insurance proceeds) due in connection with any casualty affecting the Premises. Landlord shall not be liable for delays in the making of any such repairs which are due to government regulation, casualties and strikes, unavailability of labor and materials, and other causes beyond the reasonable control of Landlord (financial inability shall not be deemed to constitute causes beyond Landlord's reasonable control), nor shall Landlord be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting from delays in repairing such damage.

     18.3 Landlord's Termination Rights.

          (a) If (i) the Premises are so damaged by fire or other casualty (whether or not insured) during the last five years of the term of the Lease that the cost of restoration exceeds the applicable Maximum Restoration Cost, or
(ii) the Premises are damaged as the result of an uninsured casualty and, in Landlord's reasonable judgment, the cast of restoration exceeds $100,000.00, or
(iii) in Landlord's reasonable judgment, there will be insufficient proceeds available to Landlord to restore the Premises, and such insufficiency exceeds $100,000.00, then, and in any of such events, this Lease and the term hereof may be terminated at the election of Landlord by a notice in writing of its election so to terminate which shall be given by Landlord to Tenant within sixty (60) days following such fire or other casualty. Such notice shall contain Landlord's reasonable estimate of the cost of restoration and the amount of insurance proceeds which Landlord estimates will be available to Landlord for such restoration. If Landlord exercises such termination right, then the effective termination date shall be the date set forth in Landlord's termination notice which shall be not less than thirty (30) days after the day on which such termination notice is received by Tenant.

          (b) For the purposes of this Article 18.3, the Maximum Restoration Amount shall be defined as a percentage of the full replacement cost of the Building and shall be defined based upon the number of years left in the then current term of the Lease, as follows:

--------------------------------------------------------------------------------------------------
         Number of Years Remaining                        Maximum Restoration Amount
       in then Current Term of Lease          (i.e. as a percentage of the full replacement cost
                                                               of the Building)
--------------------------------------------------------------------------------------------------
4 or more years, but less than 5 years                              50%
--------------------------------------------------------------------------------------------------
3 or more years, but less than 4 years                              40%
--------------------------------------------------------------------------------------------------
2 or more years, but less than 3 years                              30%
--------------------------------------------------------------------------------------------------
1 or more years, but less than 2 years                              20%
--------------------------------------------------------------------------------------------------
    less than 1 year                                                10%
--------------------------------------------------------------------------------------------------

          (c) If Landlord exercises its termination right pursuant to either clause (ii) or (iii) of Paragraph (a) above, Tenant may nullify such exercise by giving written notice to Landlord stating that Tenant will fund the- amount of insufficiency in insurance proceeds end by delivering to Landlord, at the time that it gives such notice, either a letter of credit in the amount of such insufficiency, as estimated by Landlord in its termination notice, in form reasonably acceptable to Landlord, from a bank reasonable acceptable to Landlord, securing such obligation, or evidence reasonably acceptable to Landlord, that Tenant has delivered to Landlord's first mortgagee the amount of such insufficiency, estimated by Landlord in its termination notice, subject to an escrow agreement for the benefit of Landlord, in form reasonably acceptable to Landlord, whereby the funds held by the mortgagee shall be disbursed on a monthly basis for the-purpose of paying for all costs incurred by Landlord in performing such restoration.

     18.4  Tenant's Termination Rights.

           (a) Termination Based Upon Estimated Restoration Period.

     If all or any portion of the Premises shall be damaged or destroyed by fire or other casualty to the extent that the operation of Tenant's business in the Premises in the normal course is materially adversely affected, then, within sixty (60) days of such fire or other casualty. Landlord shall submit to Tenant a reasonable engineering estimate as to the estimated length of dine required to complete such repairs. If the time period ("Estimated Restoration Period") set forth in such estimate shall exceed two hundred seventy (270) days ("Outside Restoration Period") from the date of such casualty, Tenant may elect; by a notice sent within thirty (30) days after notice of such estimate is sent to Tenant, to terminate this Lease in respect of such Building. If such estimate shall fall within said two hundred seventy (270) day limit, Tenant shall have no such right to terminate and Landlord shall, subject to the provisions of this
Article 18, proceed with due diligence -and promptness to reasonably complete the repairs or restoration within such two hundred seventy (270) day period, subject always to delays for causes beyond Landlord's reasonable control as specified in Article 26 hereof, and the other limitations set forth in this
Article 18. Notwithstanding the foregoing, if the casualty occurs during the last year of the term of the Lease, the Outside Restoration Period shall be ninety (90) days from the date of the casualty.

           (b) Termination Based Upon Actual Restoration Period.

           If all or any portion of the Premises is damaged by fire or other casualty to such an extent so as to render the Premises untenantable; and if Landlord shall fail to substantially complete the restoration work on or before the date (the "Restoration Deadline Date") which is the later of: (1) the end of the Estimated Restoration Period or (2) two hundred severity (270) days after the date of such fire or other casualty, (except that if the casualty occurs during the last year of the term of the Lease, said two hundred seventy (270) day period shall be ninety (90) days, and except that, in the event that Landlord is prevented from completing such restoration by reason of causes beyond Landlord's reasonable control (the parties agreeing that financial inability shall not constitute a cause beyond Landlord's reasonable control), such two hundred seventy (270) day period shall be extended for an additional sixty (60) days) for any reason other than Tenant's fault, Tenant may terminate this Lease by giving Landlord written notice as follows:

           (i)   Said notice shall be given after the Restoration Deadline Date.

           (ii) Said notice shall set forth an effective date which is not earlier than thirty (30) days after Landlord receives said notice.

           (iii) If the restoration work is substantially complete within thirty
           (30) days (which thirty (30) day period shall be extended by the length of any delays caused by Tenant or Tenant's contractors) after Landlord receives such notice, said notice shall have no further force and effect.

           (iv) If the restoration work is not substantially complete on or before the date thirty (30) days (which thirty (30)-day period shall be extended by the length of any delays caused by Tenant or Tenant's contractors) alter Landlord receives such notice, the Lease shall terminate as of said effective date.

           (c) Termination Based upon Insufficient Insurance Proceeds.

     Landlord shall, within sixty (60) days of any casualty, advise Tenant in writing ("Insurance Proceeds Notice") as to whether Landlord will have sufficient insurance proceeds available to Landlord to enable Landlord restore the Premises after such casualty. If Landlord advises Tenant there will be it will not have sufficient insurance proceeds available to Landlord to complete such restoration, then Tenant shall have the right, exercisable by written notice given on or before the date thirty (30) days after Tenant receives the Insurance Proceeds Notice to terminate the Lease.

     18.5  General Provisions Relating to Any Casualty Termination.

     In the event of any termination, this Lease and the term hereof shall expire as of such effective termination date as though that were the Termination Date as stated in Exhibit 1 and the Yearly Rent and other charges payable under this Lease shall be apportioned as of such date.

19.  WAIVER OF SUBROGATION

           (a) In any case in which Tenant shall be obligated to pay to Landlord any loss, cost, damage, liability, or expense suffered or incurred by Landlord, Landlord shall allow to Tenant as an offset against the amount thereof (i) the net proceeds of any insurance collected by Landlord fir or on account of such loss, cost, damage, liability or expense, provided that the allowance of such offset does not invalidate or prejudice the policy or policies under which such proceeds were payable, and (ii) if such loss, cost, damage, liability or expense shall have been caused by a peril which could be covered by fire insurance with the broadest form of property insurance generally available on buildings similar to the Building, whether or not actually procured by Landlord.

           (b) In any case in which Landlord or Landlord's managing agent shall be obligated to pay to Tenant any loss, cost, damage, liability or expense suffered or incurred by Tenant, Tenant shall allow to Landlord or Landlord's managing agent, as the ease may be, as an offset against the amount thereof (i) the net proceeds of any insurance collected by Tenant for or on account of such loss, cost, damage, liability, or expense, provided that the allowance of such offset does not invalidate the policy or policies under which such proceeds were payable and (ii) the amount of any loss, cost, damage, liability or expense caused by a peril which could be covered by fire insurance with the broadest form of property insurance generally available on property in buildings of the type of the Building, whether or not actually procured by Tenant.

           (c) The parties hereto shall each procure an appropriate clause in, or endorsement on, any property insurance policy covering the Premises and the Building and personal property, fixtures and equipment located thereon and therein, pursuant to which the insurance companies waive subrogation or consent to a waiver of right of recovery in favor of either party, its respective agents or employees. Having obtained such clauses and/or endorsements, each party hereby agrees that it will not make any claim against or seek to recover from the other or its agents or employees for any loss or damage to its property or the property of others resulting from fire or other perils covered by such property insurance.

20.  CONDEMNATION - EMINENT DOMAIN

     20.1 Landlord's Termination Rights. In the event that the Premises, or any part thereof, shall be taken or appropriated by eminent domain or shall be condemned for any public or quasi-public use, or (by virtue of any such taking, appropriation or condemnation) shall suffer any damage (direct, indirect or consequential) for which Landlord or Tenant shall be entitled to compensation, so that, in Landlord's bona fide business judgment the continued operation of the Premises shall be rendered uneconomic, then (and in any such event) this Lease and the term hereof may be terminated at the election of Landlord by a notice in writing of its election so to terminate which shall be given by Landlord to Tenant within sixty (60) days following the date on which Landlord shall have received notice of such taking, appropriation or condemnation. Such termination shall be effective in accordance with Article 20.3.

     20.2 Tenant's Termination Rights. In the event that a material part of the Premises or the means of access thereto, shall be so taken, appropriated or condemned, so that, in Tenant's bona fide business judgment, the continued operation of Tenant's business in the Premises is materially adversely affected, or in the event that more than twenty-five (25%) percent of the parking spaces on the Land arc taken, then (and in any such event) this Lease and the term hereof may be terminated at the election of Tenant by a notice in writing of its election so to terminate which shall be given by Tenant to Landlord within sixty
(60) days following the date on which Tenant shall have received notice of such taking, appropriation or condemnation. Such termination shall be effective in accordance with Article 20.3. Notwithstanding the foregoing:

           (a) if the basis of the exercise by Tenant of its termination right pursuant to this Article 20.2 is a taking of loss of access, Landlord may nullify such termination by providing Tenant with substitute access which is reasonably acceptable to Tenant, within sixty (60) days following the receipt by Landlord of Tenant's termination notice, and

           (b) if the basis of the exercise by Tenant of its termination right pursuant to this Article 20.2 is a loss of parking spaces, Landlord may nullify such termination by providing Tenant with a number parking spaces within a reasonable distance of the Land so that the aggregate number of parking spaces available to Tenant (i.e. both on the Land and in such alternative location) is at least seventy-five (75%) percent of the number of parking spaces available to Tenant as of the Term Commencement Date in respect of the First Floor Premises, within ninety (90) days following the receipt by Landlord of Tenant's termination notice.

     20.3 Termination Band Upon Actual Restoration Period. If all or any portion of the Premises is taken by eminent domain or other process for government purposes and neither party has exercised its termination rights under this Article 20, and if Landlord shall fail to substantially complete the restoration work on or before the date (the "Restoration Deadline

Date") two hundred seventy (270) days after the date of such taking, (except that if the taking occurs during the last year of the term of the Lease, said two hundred seventy (270) day period shall be ninety (90) days, and except that, in the event that Landlord is prevented from completing such restoration by reason of causes beyond Landlord's reasonable control (the parties agreeing that financial inability shall not constitute a cause beyond Landlord's reasonable control), such, one hundred eighty (180) day period shall be extended for an additional sixty (60) days) for any reason other than Tenants fault, Tenant may terminate this Lease by giving Landlord written notice as follows:

           (a) Said notice shall be given after the Restoration Deadline Date.

           (b) Said notice shall set forth an effective date which is not earlier than thirty (30) days after Landlord receives said notice.

           (c) If the restoration work is substantially complete within thirty
(30) days (which thirty-(30)-day period shall be extended by the length of any delays caused by Tenant or Tenant's contractors) after Landlord receives such notice, said notice shall have no further force and effect.

           (d) If the restoration work is not substantially complete on or before the date thirty (30) days (which thirty-(30)-day period shall be extended by the length of any delays caused by Tenant or Tenant's contractors) after Landlord receives such notice, the Lease shall terminate as of said effective date.

     20.4 General Taking Provisions. Upon the giving of any notice of termination (either by Landlord or Tenant, subject however, to the last sentence of Article 20.2), this Lease and the term hereof shall terminate on or retroactively as of the date on which Tenant shall be required to vacate any part of the Premises or shall be deprived of a substantial part of the means of access thereto, provided, however, that Landlord may in Landlords notice elect to terminate this Lease and the term hereof retroactively as of the date on which such taking, appropriation or condemnation became legally effective. In the event of any such termination, this Lease and the term hereof shall expire as of such effective termination date as though that were the Termination Date as stated in Exhibit I, and the Yearly Rent shall be apportioned as of such date. If neither party (having the right so to do) elects to terminate Landlord will, with reasonable diligence and at Landlord's expense, restore the remainder of the Premises, or the remainder of the means of access, as nearly as practicably may be to the same condition as obtained prior to such taking, appropriation or condemnation in which event (i) a just proportion of the Yearly Rent, according to the nature and extent of the taking, appropriation or condemnation and the resulting permanent injury to the Premises and the means of access thereto, shall be permanently abated, (ii) a just proportion of the remainder of the Yearly Rent, according to the nature and extent of the taking, appropriation or condemnation and the resultant injury sustained by the Premises and the means of access thereto, shall be abated until what remains of the Premises and the means of access thereto shall have been restored as fully as may be for permanent use and occupation by Tenant hereunder.

     20.5 Taking Proceeds. Except for any award specifically reimbursing Tenant for moving or relocation expenses, there are expressly reserved to Landlord all rights to

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

compensation and damages created, accrued or accruing by reason of any such taking, appropriation or condemnation, in implementation and in confirmation of which Tenant does hereby acknowledge that Landlord shall be entitled to receive all such compensation and damages, rant to Landlord all and whatever rights (if any) Tenant may have to such compensation and damages, and agree to execute and deliver all and whatever further instruments of assignment as Landlord may from time to time request. Notwithstanding the foregoing, after Landlord's mortgagee(s) has received taking proceeds to the extent necessary to satisfy Landlord's obligations to such mortgagee(s) on account of such taking, and after Landlord has received the balance of any award to the extent necessary to compensate Landlord for the amount, if any, by which the then fair market value of the Premises (excluding the value, if any, added to the Second Floor Premises to a third party arising from leasehold improvements and fixtures [collectively "Tenant Real Improvements which Tenant made in connection with the initial preparation of the Second Floor Premises for Tenant's occupancy and which Tenant does not have the right to remove pursuant to the provisions of the Lease) exceeds the amount paid to Landlord's mortgages, Tenant shall have the right to receive, from such award (to the extent the award has not been exhausted by payments to Landlord and its mortgagees in accordance with the foregoing provisions) the unamortized (i.e. amortized on a straight-line basis over the tent of the Lease) cost to Tenant of the Tenant Real Improvements (i.e. taking into account the fact that Landlord paid a $450,000 contribution toward the cost of the Tenant Real Improvements). Any remaining balance of any award (i.e. after Tenant has been paid the amounts set forth required pursuant to the immediately preceding sentence) shall be paid to Landlord.

     20.6 Temporary Takings. In the event of any taking of the Premises or any part thereof for temporary use (i.e. not in excess of two hundred seventy days
(270)): (i) this Lease shall be and remain unaffected thereby, and (ii) Tenant shall be entitled to receive for itself any award made for such use, provided, that if any taking is for a period extending beyond the term of this Lease, such award shall be apportioned between Landlord and Tenant as of the Termination Date or earlier termination of this Lease.

21.  DEFAULT

     21.1 Conditions of Limitation - Re-entry - Termination. This Lease and the herein term and estate are, upon the condition that if (a) subject to Article 21.7, Tenant shall neglect or till to perform or observe any of the Tenant's covenants or agreements herein, including (without limitation) the covenants or agreements with regard to the payment when due of Rent, additional charges, reimbursement for increase in Landlord's costs, or any other charge payable by Tenant to Landlord in accordance with the provisions of this Lease (all of which shall be considered as part of Rent for the purposes of invoking Landlord's statutory or other rights and remedies in respect of payment defaults); or (b) Tenant shall admit in writing of Tenant's inability to pay its debts generally as they become due, or make or offer to make a composition of its debts with its creditors; or (c) Tenant shall make an assignment or trust mortgage, or other conveyance or transfer of like nature, of all or a substantial part of its property for the benefit of its creditors, or (d) the leasehold hereby created shall be taken art execution or by other process of law and shall not be revested in Tenant within sixty (60) days thereafter; or(e) a receiver, sequesterer, trustee or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any part of Tenant's property and such appointment shall not be vacated within ninety (90) days; or (f) any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of

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

any Act of Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions, or other relief from creditors, and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed within ninety (90) days or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding, or (g) any event shall occur or any contingency shall arise whereby this Lease, or the term and estate thereby created, would (by operation of law or otherwise) devolve upon or pass to any person, firm or corporation other than Tenant, except as expressly permitted under Article 16 hereof, then, and in any such event, Landlord may, by notice to Tenant, elect to terminate this Lease; and thereupon (and without prejudice to any remedies which might otherwise be available for arrears of rent or other charges due hereunder or preceding breach of covenant or agreement and without prejudice to Tenant's Liability for damages as hereinafter stated), upon the giving of such notice, this Lease shall terminate as of the date specified therein as though that were the Termination Date as stated in Exhibit 1. Without being taken or deemed to be guilty of any manner of trespass or conversion, and without being liable to indictment, prosecution or damages therefor, Landlord may, forcibly if necessary, enter into and upon the Premises (or any part thereof in the name of the whole); repossess the same as of its former estate; and expel Tenant and those claiming under Tenant Wherever "Tenant "is used in subdivisions (b), (c), (e) and (f) of this Article 21.1, it shall be deemed to include any guarantor of any of Tenants obligations under this Lease. The words "re-entry" and "re-enter" as used in this Lease are not restricted to their technical legal meanings.

     21.2  Intentionally Omitted.

     21.3  Damages -Termination.

           (a) Upon the termination of this Lease under the provisions of this
Article 21, then except as hereinabove in Article 21.2 otherwise provided, Tenant shall pay to Landlord the Rent and other charges payable by Tenant to Landlord up to the time of such termination, shall continue to be liable for any preceding breach of covenant, and in addition, shall pay to Landlord as damages, at the election of Landlord either:

           (x) the amount (discounted to present value) by which, at the time of the termination of this Lease (or at any time thereafter if Landlord shall have initially elected damages under subparagraph (y), below), (i) the aggregate of the Rent and other charges projected over the period commencing with such termination and ending on the Termination Date as stated in Exhibit I exceeds (ii) the aggregate fair market rental value of the Premises for such period;

                                      or:

           (y) amounts equal to the Rent and other charges which would have been payable by Tenant had this Lease not been so terminated, payable upon the due dates therefor specified herein following such termination and until the Termination Date as specified in Exhibit 1, provided, however, if Landlord shall re-let the Premises during such period, that Landlord shall credit Tenant with the act tents received by Landlord from such re-letting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such re-letting the third-party expenses actually incurred and paid by Landlord in good faith incurred or paid by Landlord in terminating this Lease, as well as the expenses of re-letting, including altering and preparing the Premises for new tenants, broker's commissions, and all other similar and dissimilar expenses properly chargeable against the Premises and the rental therefrom, it being understood that any such re-letting may be for a period equal to or shorter or longer than the remaining term of this Lease and provided, Either, that
     (i) in no event shall Tenant be entitled to receive any excess of such net rents over the swim payable by Tenant to Landlord hereunder and (ii) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this Subparagraph (y) to a credit in respect of any net rents front a re-letting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit.

In calculating the Rent and other charges under Subparagraph (4 above, there shall be included, in addition to the Yearly Rent, Taxes and Operating Costs and all other considerations agreed to be paid or performed by Tenant, on the assumption that all such amounts and considerations would have regained constant (except as herein otherwise provided) for the balance of the full term hereby granted.

           (b) Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the term of this Lease would have expired if it bad not been terminated hereunder.

           (c) Nothing herein contained shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant.

           (d) Landlord agrees to use reasonable efforts to relet the Premises after Tenant vacates the Premises in the event that the Lean is terminated bused upon a default by Tenant hereunder. Listing the Premises for lease with a reputable broker who is experienced in commercial real estate shall be deemed to have satisfied Landlord's obligation to use "reasonable efforts." In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenants for the Premises until Landlord obtains full and complete possession of the Premises including, without limitation, the final and unappealable legal right to it-let the Premises free of any claim of Tenant,
(ii) lease the Premises for a rental less than the current fair market rental for the Premises, or (iii) enter into a lease with any proposed tenant that does not have, in Landlord's reasonable opinion, sufficient financial resources or operating experience to operate the Premises in a first-class manner.

     21.4  Fees and Expenses.

           (a) Landlord's Self Help. If Tenant shall default in the performance of any covenant on Tenant's part to be performed as in this Lease contained, Landlord may, upon thirty (30) days prior written notice to Tenant (except that, in emergency situations, no notice shall be required) perform the same for the account of Tenant. If Landlord at any time is compelled to pay or elects to pay any sun of money, or do any act which will require the payment of any sum of money, by reason of the failure of Tenant to comply with any provision hereof, or if Landlord is compelled to or does incur any expense, including reasonable attorneys' fees, in instituting, prosecuting, and/or defending any action or proceeding instituted by reason of any default of Tenant hereunder. Tenant shall on demand pay to Landlord by way of reimbursement the sum or sums actually and reasonably paid by Landlord with all costs and damages, plus (if applicable) interest computed as provided in Article 6 hereof.

           (b) Tenant's Self-Help. If Tenant shall default in the performance of any covenant on Tenants part to be performed as in this Lease contained, Tenant may, if Landlord fails to cure such Landlord Default within the Landlord Cure Period, as hereinafter defined, perform the same for the account of Landlord. Landlord shall, within thirty (30) days of demand therefor, reimburse Tenant the sums so paid by Tenant in curing such Landlord Default, together with interest accruing front the date that Tenant actually pays such cost through the date that Landlord reimburses Tenant for such costs at the Lease Rate, as defined in
Article 6. However, in no event shall Tenant have the right to offset against, withhold or deduct from Yearly Rent or other charges payable under this Lease, except as expressly hereinafter provided. If (i) Landlord fails to reimburse Tenant for the sums paid by Tenant within thirty (30) days of Tenant's demand thereby, and (ii) if Tenant obtains a judgment against Landlord in connection with such breach by Landlord, which judgment is final, and beyond appeal, and
(iii) if Landlord fails to pay Tenant such sums Within thirty (30) days after Tenant obtains such judgment, then Tenant shall have the right to offset the amount of such sums paid by Tenant against not more than ten percent (10%) of the monthly installments of Annual Fixed Rent until offset in full. For the purposes of this Paragraph (b), the "Landlord Cure Period" shall be defined as follows:

               (1) In the event of an emergency threatening life or property, or Tenant's interest in this Lease, three (3) days after receipt by Landlord of written notice front Tenant of such default;

               (2) In the event of any other default of Landlord, thirty (30) days after receipt by Landlord of written notice from Tenant of such default. Notwithstanding the foregoing, in the event that Landlord has commenced to cure such default within said thirty (30) day period, and so long as Landlord thereafter diligently prosecutes such cure to completion, the thirty (30) day period shall be extended to such period of time as Landlord reasonably requires to cure such default.

           (c) Attorneys' Fees. In the event of any litigation or other legal proceeding (e.g. arbitration) between Landlord and Tenant relating to the provisions of this Lease or Tenant's occupancy of the Premises, the losing party shall, upon demand, reimburse the prevailing party for its reasonable costs of prosecuting and/or defending such proceeding (including, without limitation, reasonable attorneys fees).

     21.5  Intentionally Omitted.

     21.6 Remedies Not Exclusive. Unless otherwise specified in this Lease, the specified remedies to which Landlord or Tenant may resort hereunder are cumulative and are not intended to be exclusive of any remedies or means of redress to which Landlord or Tenant may at any time be lawfully entitled, and Landlord or Tenant may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

     21.7 Grace Period. Notwithstanding anything to the contrary in this Lease contained, Landlord agree not to take any action to terminate this Lease (a) for default by Tenant in the payment when due of any sum of money, if Tenant shall cure such default within ten (10) days after written notice thereof is given by Landlord to Tenant, provided, however, that no such notice need be given and no such default in the payment of money shall be curable if on two (2) prior occasions in the same twelve month period, there had been a default in the payment of money which had been cured after notice thereof bad been given by Landlord to Tenant as herein provided or (b) for default by Tenant in the performance of any covenant other than a covenant to pay a sum of money, if Tenant shall cure such default within a period of thirty (30) days after written notice thereof given by Landlord to Tenant (except where the nature of the default is such that remedial action should appropriately take place sooner, as indicated in such written notice), or within such additional period as may reasonably be required to cure such default if (because of governmental restriction or any other cause beyond the reasonable control of Tenant) the default is of such a nature that it cannot be cured within such thirty-(30)-day period, provided, however, (I) that there shall be no extension of time beyond such thirty-(30)-day period for the curing of any such non-monetary default unless, not more then twenty (20) days after the receipt of the notice of default, Tenant in writing (1) shall specify the cause on account of which the default cannot be cured during such period and shall advise Landlord of its intention duly to institute all steps necessary to cure the default and (ii) shall, as soon as reasonably practicable, duly institute and thereafter diligently prosecute to completion all steps necessary to cure such default and,
(2) that no notice of the opportunity to cure a non-monetary default need be given, and no grace period whatsoever shall be allowed to Tenant, if the condition on which Landlord seeks to terminate this Lease is based upon subdivisions (b), (c), (d), (e), (f) or (g) of Article 21.1

22.  END OF TERM - ABANDONED PROPERTY

           (a) Upon the expiration or other termination of the term of this Lease, Tenant shall peaceably quit and surrender to Landlord the Premises and all alterations and additions thereto, broom clean, in good order, repair and condition (except as provided herein and in Articles 8.2, 18 and 20) excepting only ordinary wear and use, damage by fire or other casualty, damage caused by the default or negligent or willful misconduct of Landlord for which, under other provisions of this Lease, Tenant has no responsibility of repair or restoration, and damage caused by any failure to perform its obligations hereunder. Tenant shall remove all of its property and, to the extent specified by Landlord in accordance with Article 12, all alterations and additions made by Tenant and all partitions wholly within the Premises, and shall repair any damages to the Premises caused by their installation or by such removal, tenants obligation to observe or perform this covenant shall survive the expiration or other termination of the term of this Lease.

           (b) Tenant will remove any personal property from the Premises upon or prior to the expiration or termination of this Lease and any such property which shall remain in the Premises thereafter shall be conclusively deemed to have been abandoned, and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any part thereof shall be sold, that Landlord may receive and retain the proceeds of such sale and apply the same, at its option, against the expenses of the sale, the cost of moving and storage, any arrears of Yearly Rent, additional or other charges payable hereunder by Tenant to Landlord and any damages to which Landlord may be entitled under Article 21 hereof or pursuant to law.

           (c) If Tenant or anyone claiming under Tenant shall remain in possession of the Premises or any part thereof after the expiration or prior termination of the term of this Lease without any agreement in writing between Landlord and Tenant with respect thereto, then, prior to the acceptance of any payments for rent Or use and occupancy by Landlord, the person remaining in possession shall be deemed a tenant-at-sufferance. Whereas the parties hereby acknowledge that Landlord may need the Premises after the expiration or prior termination of the term of the Lease for other tenants and that the damages which Landlord may suffer as the result of Tenant's holding-over cannot be determined as of the Execution Date hereof, in the event that Tenant so holds over, Tenant shall pay to Landlord in addition to all rental and other charges due and accrued under the Lease prior to the date of termination, charges (based upon fair market rental value of the Premises) for use and occupation of the Premises thereafter and, in addition to such sums and any and all other rights and remedies which Landlord may have at law or in equity, an additional use and occupancy charge in the amount of fifty percent (50%) of either the Yearly Rent and other charges calculated (on a daily basis) at the highest rate payable under the terms of this Lease, but measured from the day on which Tenant's hold-over commenced and terminating on the day on which Tenant vacates the Premises or the fair market value of the Premises for such period, whichever is greater. In addition, if such hold-over exceeds sixty (60) days after the termination of the Lease term, Tenant shall indemnify, defend, and hold Landlord harmless from and against any loss, cost or damages (including, without limitation, reasonable attorneys fees) which Landlord may suffer by reason of any such hold over by Tenant.

23.  SUBORDINATION

           (a) Subject to any mortgagee's or ground lessor's election, as hereinafter provided for, this Lease is subject and subordinate in all respects to all matters of record (including, without limitation, deeds and land disposition agreements) and all mortgages, any of which may now or hereafter be placed on or affect such leases and/or the real property of which the Premises are a part, or any part of such real property, and/or Landlord's interest or estate therein, and to each advance made and/or hereafter to be made under any such mortgages, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor. This Article 23 shall be self-operative and no further instrument or subordination shall be required. In confirmation of such subordination, Tenant shall execute, acknowledge and deliver promptly any certificate or instrument that Landlord and/or any mortgagee and/or their respective successors in interest may reasonably request. Notwithstanding anything to the contrary in this Article 23 contained, as to any future mortgages, ground leases, and/or underlying lease or deeds of trust, the herein provided subordination and attornment shall be effective only if the mortgagee agrees, by a written Nondisturbance, Subordination, and Attornment Agreement ("Nondisturbance Agreement") in the customary form of such mortgagee, with such revisions as Tenant may reasonably request

           (b) Any such mortgagee or ground lessor may from time to time subordinate or revoke any such subordination of the mortgage or ground lease held by it to this Lease. Such subordination or revocation, as the may be, shall be effected by written notice to Tenant and by recording an instrument of subordination or of such revocation, as the case may be, with the appropriate registry of deeds or land records and to be effective without any further act or deed on the part of Tenant. In confirmation of such subordination or of such revocation, as the case may be, Tenant shall execute, acknowledge and promptly deliver any certificate or instrument that Landlord, any mortgagee or ground lessor may reasonably request.

           (c) Without limitation of any of the provisions of this Lease, if any ground lessor or mortgagee shall succeed to the interest of Landlord by reason of the exercise of its rights under such ground lease or mortgage (or the acceptance of voluntary conveyance in lieu thereat) or any third party (including, without limitation, any foreclosure purchaser or mortgage receiver) shall succeed to such interest by reason of any such exercise or the expiration or sooner termination of such ground lease, however caused, then such successor may, upon notice and request to Tenant (which, in the case of a ground lease, shall be within thirty (30) days after such expiration or sooner termination), succeed to the interest of Landlord under this Lease, provided, however, that such successor shall not: (i) be Liable for any previous act or omission of Landlord under this Lease (but nothing herein shall release any successor from performing any ongoing maintenance or repair obligations of Landlord, even if the need for the repair occurs prior to such successor succeeding Landlord);
(ii) be subject to any offset, defense, or counterclaim which shall theretofore have accrued to Tenant against Landlord; (iii) have any obligation with respect to any security deposit unless it shall have been paid over or physically delivered to such successor; or (iv) be bound by any previous modification of this Lease or by any previous payment of Yearly Rent for a period greater than one (1) month, in either case made without such ground lessor's or mortgagee's consent where such consent is required by applicable ground lease or mortgage documents. In the event of such succession to the interest of the Landlord - and notwithstanding that any such mortgage or ground lease may antedate this Lease - subject to Article 23(a), the Tenant shall attorn to such successor and shall ipso facto be and become bound directly to such successor in interest to Landlord to perform and observe all the Tenant's obligations under this Lease without the necessity of the execution of any further instrument. Nevertheless, Tenant agrees at any time and from time to time during the term hereof to execute a suitable instrument in confirmation of Tenant's agreement to attorn, as aforesaid, subject to Landlord's mortgagee's and ground lessor's right to do so for, on behalf and in the name of Tenant under certain circumstances, as hereinafter provided.

           (d) The term "mortgage(s)" as used in this Lease shall include any mortgage or deed of trust. The term "mortgagee(s)" as used in this Lease shall include any mortgagee or any trustee and beneficiary under a deed of trust or receiver appointed under a mortgage or deed of trust. The tam "mortgagor(s)" as used in this Lease shall include any mortgagor or any grantor under a deed of trust.

           (e) Tenant agrees to send to any mortgagee (ground lessor and/or trustee) of which Tenant shall have been previously advised in writing ("Mortgagee") a copy of any notice of default given to Landlord at the seine time as such notice is given to Landlord, but failure to do so shall only affect Tenant's rights against such mortgagee and shall not affect Tenant's rights against Landlord. With respect to any right which Tenant has to terminate the Lease based upon

Landlord's default, any Mortgagee shall have an additional thirty (30) days after receipt of written notice that Landlord's cure period has elapsed within which to cure such default, provided however, that if such default cannot be cured within that lime, then any Mortgagee shall have such additional time, not to exceed one hundred twenty (120) additional days, after such Mortgagee's receipt of written notice that Landlord's cure period has elapsed, as may be reasonably necessary to cure such default, if within such thirty (30) day period, (i) such Mortgagee gives written notice ("Intent Notice") to Tenant that it will cure such default as soon as possible, and (ii) such Mortgagee has commenced and thereafter diligently pursues the remedies necessary to cure such default (including, but not limited to, commencement of foreclosure proceedings if necessary to effect such cure), in which event the Lease shall not be terminated by Tenant within the thirty or one hundred twenty-day period, as applicable, while such remedies are being so diligently pursued.

24.  QUIET ENJOYMENT

     Landlord covenants that if, Tenant is not in default, beyond the expiration of any applicable grace period, Tenant shall quietly enjoy the Premises and its appurtenant rights from and against the claims of all persons claiming by, through or under Landlord subject, nevertheless, to the covenant, agreements, terms, provisions and conditions of this Lease.

25.  ENTIRE AGREEMENT - WAIVER - SURRENDER

     25.1 Entire Agreement. This Lease and the Exhibits made a part hereof contain the entire and only agreement between the parties with respect to the Premises, the Building and the Land, and any and all statements and representations, written and oral, including previous correspondence and agreements between the parties hereto, are merged herein. Tenant acknowledges that all representations and statements upon which it relied in executing this Lease are contained herein and that the Tenant in no way relied upon any other statements or representations, written or oral. Any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Lease in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

     25.2 Waiver. The failure of either party to seek redress for violation, or to insist upon the strict performance, of any covenant or condition of this Lease, or any of the Rules and Regulations promulgated hereunder, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of such Rules and Regulations against Tenant and/or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations. No provisions of this Lease shall be deemed to have been waived by either party unless such waiver be in writing signed by waiving party. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Rent herein stipulated shall be deemed to be other than on account of the stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such rent or pursue any other remedy in this Lease provided.

     25.3 Surrender. No act or thing done by Landlord during the term hereby demised shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. No employee of Landlord or of Landlord's agents shall have any power to accept the keys of the Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord's agents shall not operate as a termination of the Lease or a surrender of the Premises. In the event that Tenant at any lime desires to have Landlord underlet the Premises for Tenants account, Landlord or Landlord's agents are authorized to receive the keys for such purposes without releasing Tenant from any of the obligations under this Lease, and Tenant hereby relieves Landlord of any liability for loss of or damage to any of Tenant's effects in connection with such underletting.

26.  INABILITY TO PERFORM EXCULPATORY CLAUSE

           (a) Except as expressly provided in this Lease, this Lease, the obligations of Tenant to pay Rent hereunder, and the obligations of Tenant to perform all the other covenants, agreements, terms, provisions and conditions hereunder to be performed shall in no way be affected, impaired or excused because Landlord & unable to fulfill any of its obligations under this Lease or ale unable to supply or are delayed in supplying any service expressly or impliedly to be supplied or are unable to make or are delayed in making any repairs, replacements, additions, alterations, improvements or decorations or are unable to supply or are delayed in supplying any equipment or fixtures if Landlord is prevented or delayed from so doing by reason of strikes or labor troubles or say other cause whatsoever beyond Landlord's control, including but not limited to, governmental preemption in connection with a national emergency or by reason of any rule, order or regulation of any department or subdivision thereof of any governmental agency or by reason of the conditions of supply and demand which have been or are affected by war, hostilities or other emergency. Financial inability shall not be considered a cause beyond Landlord's reasonable control excusing Landlord's performance hereunder. In each such instance of inability of Landlord to perform, Landlord shall exercise reasonable diligence to eliminate the cause of such inability to perform.

           (b) Tenant shall neither assert nor seek to enforce any claim against Landlord, or Landlord's agents or employees, or the assets of Landlord or of Landlord's agents or employees, for breach of this Lease or otherwise, other than against Landlord's interest in the Land and the Building and in the uncollected rents, issues and profits thereof; and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease, it being specifically agreed that in no event shall Landlord or Landlord's agents or employees (or any of the officers, trustees, directors, partners, beneficiaries, joint venturers, members, stockholders or other principals or representatives, and the like, disclosed or undisclosed, thereof) ever be personally liable for any such liability. This paragraph shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or to take any other action which shall not involve the personal liability of Landlord to respond in monetary damages from Landlord's assets other than the Landlord's interest in said real estate, as aforesaid. In no event shall Landlord or Landlord's agents or employees (or any of the officers, trustees, directors, partners, beneficiaries, joint venturers, members, stockholders or other principals or representatives and the like; disclosed or undisclosed, thereof) ever be liable for consequential or incidental damages or for lost profits. In no event shall Tenant or Tenant's agents or employees (or any of the officers, trustees, directors, partners, beneficiaries, joint venturers, members, stockholders or other principals or representatives and the like, disclosed and undisclosed thereof) ever be liable for consequential or incidentals damages or for lost profits, provided however, that nothing in this sentence shall affect or limit Tenant's liability in the event of any breath by Tenant of its obligations under Article 22. If by reason of Landlord's failure to complete Landlord's Work, Landlord shall be held to be in breach of this Lease, Tenant's sole and exclusive remedy shall be as set forth in Article 4.1 of the Lease.

           (c) In no event shall Tenant or Tenant's agents or employees (or any of the officers, trustees, directors, partners, beneficiaries, joint venturers, members, stockholders or other principals or representatives and the like, disclosed and undisclosed thereof) ever be liable for consequential or incidentals damages or for lost profits, provided however, that nothing in this sentence shall affect or limit Tenant's liability in the event of any breach by Tenant of its obligations under the last paragraph of Article 22.

27.  BILLS AND NOTICES

     Any notice, consent, request, bill, demand or statement hereunder by either party to the other party shall be in writing and, if received at Landlord's Or Tenant's address, shall be deemed to have been duly given when either delivered, served personally, sent by recognized overnight courier service, or mailed in a postpaid envelope, deposited in the United States mail addressed to Landlord at its address as stated in Exhibit 1 and to Tenant at the Premises (or at Tenants address as stated in Exhibit 1, if mailed prior to Tenant's occupancy of' the Premises), or if any address for notices shall have been duly changed as hereinafter provided, if mailed as aforesaid to the party at such changed address. A copy of Tenant notices shall be sent to the Notice Address set forth on Exhibit I prior to the Term Commencement Date in respect of the First Floor Premises, and thereafter shall be sent to Premises. Either party may at any time change the address or specify an additional address for such notices, consents, requests, bills, demands or statements by delivering or mailing, as aforesaid, to the other party a notice stating the change and setting forth the changed or additional address, provided such changed or additional address is within the United States.

     If Tenant's interest in the Lease is assigned to a partnership, Tenant, for itself: and on behalf of all of its partners, shall appoint a partner of Tenant as Tenant's Service Partner, to accept service of any notice, consent, request, bill, demand or statement hereunder by Landlord and any service of process in any judicial proceeding with respect to this Lease on behalf of Tenant and as agent and attorney-in-fact for each partner of Tenant.

     All bills and statements for reimbursement or other payments or charges due from Tenant to Landlord hereunder shall be due and payable in the thirty (30) days from receipt of the same by Tenant, unless herein otherwise provided. Tenant's failure to make timely payment of any amounts indicated by such bills and statements, whether for work done by Landlord at Tenant's request, reimbursement provided for by this Lease or for any other sums properly owing by

Tenant to Landlord, shall be treated as a default in the payment of rent, in which event Landlord shall have all rights and remedies provided in this Lease for the nonpayment of rent.

28.  PARTIES BOUND - SEISIN OF TITLE

     The covenants, agreements, terms, provisions and conditions of this Lease shall bind and benefit the successors and assigns of the pats hereto with the same effect as if mentioned in each instance where a party hereto is named or referred to, except that no violation of the provisions of Article 16 hereof shall operate to vest any rights in any successor or assignee of Tenant and that the provisions of this Article 28 shall not be construed as modifying the conditions of limitation contained in Article 21 hereof.

     If, in connection with or as a consequence of the sale, transfer or other disposition of the real estate (land and/or Building, either or both, as the ease may be) of which the Premises are a part, Landlord ceases to be the owner of the reversionary interest in the Premises, Landlord shall be entirely freed and relieved from the performance and observance thereafter of all covenant and obligations hereunder on the part of Landlord to be performed and observed, provided that in such event (and it shall be deemed and construed as a covenant running with the land) that the person succeeding to Landlord's ownership of said reversionary interest shall thereupon assume, and perform and observe, any and all of such covenants and obligations of Landlord.

29.  MISCELLANEOUS

     29.1 Separability. If any provision of this Lease or portion of such provision or the application thereof to any person or circumstance is for any reason held invalid or unenforceable, the remainder of the Lease (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

     29.2 Captions, etc. The captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Lease nor the intent of any provisions thereof.

     29.3    Broker.

             (a) Tenant represents and warrants that it has riot directly or indirectly dealt, with respect to the leasing of space in the Building (called "Building, etc." in this Article 29.3) with any broker or had its attention called to the Premises or other space to let in the Building, etc. by anyone other than the broker, person or firm, if any, designated in Exhibit 1. Tenant agrees to defend, exonerate and save harmless and indemnify Landlord and anyone claiming by, through or under Landlord against any claims for a commission arising in breach of the representation and warranty set forth in the immediately preceding sentence, provided that Landlord shall be solely responsible for the payment of brokerage commissions to the broker, person or firm, if any, designated in Exhibit 1.

             (b) Landlord represents and warrants that, in connection with the execution and delivery of the Lease, it has not directly or indirectly dealt with any broker other than the broken designated on Exhibit 1. Landlord agrees to defend, exonerate, save harmless, and indemnify Tenant and anyone claiming by, through, or under Tenant against any claims arising in breach of the representation and warranty set forth in the immediately preceding sentence.

     29.4    Intentionally Omitted.

     29.5 Arbitration. Any disputes relating to provision or obligations in this Lease as to which a specific provision for a reference to arbitration is made herein shall be submitted to arbitration in accordance with the provisions of applicable state law (as identified on Exhibit 1), as from time to time amended. Arbitration proceedings, including the selection of an arbitrator, shall be conducted pursuant to the rules, regulations and procedures from time to time in effect as promulgated by the American Arbitration Association. Prior written notice of application by either party for arbitration shall be given to the other at least ten (10) days before submission of the application to the said Association's office in the City of Boston. The arbitrator shall hear the parties and their evidence. The decision of the arbitrator shall be binding and conclusive, and judgment upon the award or decision of the arbitrator may be entered in the appropriate court of law (as identified on Exhibit I); and the parties consent to the jurisdiction of such court and further agree that any process or notice of motion or other application to the Court or a Judge thereof may be served outside of Massachusetts by registered mail or by personal service, provided a reasonable tune for appearance is allowed. The costs and expenses of each arbitration hereunder and their apportionment between the parties shall be determined by the arbitrator in his award or decision. No arbitrable dispute shall be deemed to have arisen under this Lease prior to (i) the expiration of the period of twenty (20) days after the date of the giving of written notice by the party asserting the existence of the dispute together with a description thereof sufficient for an understanding thereof; and (ii) where a Tenant payment is in issue, the amount billed by Landlord having been paid by Tenant.

     29.6 Governing Law. This Lease is made pursuant to, and shall be governed by, and construed in accordance with, the laws of Massachusetts and any applicable local municipal rules, regulations, by-laws, ordinances and, the like.

     29.7 Assignment of Rents. With reference to any assignment by Landlord of its interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to or held by a bank, trust company, insurance company or other institutional lender holding a mortgage or ground lease on the Building, Tenant agrees:

             (a) that the execution thereof by Landlord and the acceptance thereof by such mortgagee and/or ground lessor shall never be deemed an assumption by such mortgagee and/or ground lessor of any of the obligations of the Landlord thereunder, unless such mortgagee and/or wound lessor shall, by written notice sent to the Tenant, specifically otherwise elect and

             (b) that, except as aforesaid, such mortgagee and/or ground lessor shall be treated as having assumed the Landlord's obligations thereunder only upon foreclosure of such mortgagee's mortgage or deed of trust or termination of such ground lessor's ground lease or the taking of possession of the Premises after having given notice of its exercise of the option stated in Article 23 hereof to succeed to the interest of the Landlord under this Lease.

     29.8 Representation of Authority. By his execution hereof each of the signatories on behalf of the respective parties hereby warrants and represents to the other that he is duly authorized to execute this Lease on behalf of such party.

     29.9 Expenses Incurred by Landlord Upon Tenant Requests. Tenant shall, upon demand, reimburse Landlord for all reasonable expenses, including, without limitation, legal fees, incurred by Landlord in connection with all requests by Tenant for consents, approvals or execution of collateral documentation related to this Lease, including, without limitation, costs incurred by Landlord In the review and approval of Tenant's plans and specifications in connection with proposed alterations to be made by Tenant to the premises, requests by Tenant to sublet the premises or assign its interest in the Lease, the execution by Landlord of estoppel certificates requested by Tenant, and requests by Tenant for Landlord to execute waivers of Landlord's interest in Tenant's property in connection with third party financing by Tenant. Such costs shall be deemed to be additional rent under the Lease.

     29.10 Survival. Without limiting any other obligation of Tenant or Landlord which may survive the expiration or prior termination of the term of the Lease, all obligations on the part of each party to indemnify, defend, or hold the other party harmless, as set forth in this Lease shall survive the expiration or prior termination of the term of the Lease.

30.  CONDITIONS TO LEASE EXECUTION

     The parties acknowledge that Landlord has not, as of the Execution Date acquired title to the Premises. Landlord represents that it has the right to purchase the Premises pursuant to a Purchase and Sale Agreement in effect with the current owner of the Premises. Therefore, if all of the following conditions have not occurred on or before September 30, 1999, then either party shall have the right, exercisable upon written notice to the other party before all of the following conditions occur, to terminate the Lease and to render it void and without further force or effect:

     1.  Landlord acquires title to the Premises; and

     2. Landlord's mortgagee executes and delivers to Tenant a Nondisturbance Agreement.

COMMONWEALTH DISTRICT OR
STATE OF _______________________

COUNTY OF ______________________

     On the Execution Date stated in Exhibit 1, the person above signing this Lease for and on behalf of Pentose Pharmaceuticals, Inc., to me personally known, did sign and execute this Lease and, being by me duly sworn, did depose and say that he is the officer of the above named Pentose Pharmaceuticals, Inc., as noted, and that he signed his name hereto by order of the Board of Directors of said Pentose Pharmaceuticals, Inc.


                                   _____________________________________________
                                   Notary Public
                                   My Commission Expires: ______________________


COMMONWEALTH OF MASSACHUSETTS

COUNTY OF SUFFOLK

     On the Execution Date stated in Exhibit 1, the person above signing this Lease for and on behalf of Landlord to me personally known, did sign and execute this Lease and, being by me duly sworn, did depose and say that he is the duly authorized representative of Landlord.


                                   _____________________________________________
                                   Notary Public
                                   My Commission Expires: ______________________

                                   EXHIBIT 6

                              134 Coolidge Avenue
                                 Watertown, Ma

     The following shall constitute the list of equipment specified in Section 11(b) of the Lease agreement for the above referenced real property by and between Pentose Pharmaceuticals, Inc. and Coolidge Partners, LLC:

     1. Any and all chemical fume hoods and related accessories such as exhaust fans and filters;

     2.   Any and all biological safety cabinets and related accessories;

     3.   Any and all laboratory casework exclusive of sinks;

     4.   Air compressors;

     5.   Vacuum pump systems;

     6.   High purity water systems;

     7.   Autoclaves;

     8.   Steam generators;

     9.   Glasswashing equipment

     10.  Ice makers

     11.  PH neutralization system

     12.  Back-up generator

     13.  Environmental chambers (cold/warm rooms)

The above list in no way limits the provisions of Section 11(b) but rather clarifies them.

                                   EXHIBIT 7

BENEFICIARY:                                ISSUANCE DATE:

                                            ______________ 199_

[Landlord's Name]                           IRREVOCABLE STANDBY LETTER OF
c/o _______________________                 CREDIT NO.

ACCOUNTEE/APPLICANT:
                                            MAXIMUM/AGGREGATE CREDIT AMOUNT:____

_______________________                     USD ___________________
[TENANT NAME]

GENTLEMEN:

     We hereby establish our irrevocable letter of credit in your favor for account of the applicant up to an aggregate amount not to exceed
__________________ US Dollars ($__________) available by your draft(s) drawn on ourselves at sight accompanied by:


     Your statement, signed by a purportedly authorized officer/official certifying that the Beneficiary is entitled to draw upon this Letter of Credit (in the amount of the draft submitted herewith) pursuant to Paragraph 3 of the Rider to the Lease (the "Lease") dated ___________ by and between ________________________, as Landlord, and _________________________, as Tenant,

     Draft(s) must indicate name and issuing bank and credit number and must be presented at this office.

     You shall have the right to make partial draws against this teller of Credit, from time to tune.

     Except as otherwise expressly stated herein, this Letter of Credit is subject to the "Uniform Customs and practice for Documentary Credits, International Chamber of Commerce, Publication No. 500 (1993 Revision)".

     This Letter of Credit shall expire at our office on __________, 200_ (the "Stated Expiration Date"). Et is a condition of this Letter of Credit that the Stated Expiration Date shall be deemed automatically extended without amendment for successive one (1) year periods from such Stated Expiration Date, unless at least forty-five (45) days prior to such Stated Expiration. Date )or any anniversary thereof) we shall notify you and the Accountee/Applicant in writing by registered mail (return receipt) that we elect not to consider this Letter of Credit extended for any such additional one (1) year period.

                                RIDER TO LEASE

                       LANDLORD:  Coolidge Partners LLC
                    TENANT:  Pentose Pharmaceuticals, Inc.
                 PREMISES:  134 Coolidge Avenue, Watertown, Ma

1.   Tenant's Option to Extend the Term of Lease
     -------------------------------------------

     A. On the conditions, which conditions Landlord may waives at its election, by written notice to Tenant at any time, that Tenant is not in default (after the giving of any applicable notice and the expiration of any applicable grace periods) of its covenants and obligations under the Lease, and that Pentose Pharmaceuticals, Inc., Affiliates of Tenant, as defined in Article 16 of the Lease. and/or a Permitted Tenant Successor, are occupying at least fifty (50%) percent of the premises then demised to Tenant, both as of the time of option exercise and as of the commencement of the hereinafter described additional tents, Tenant shall have the option to extend the term of this Lease for two (2) additional five (5) year terms, the First such additional term commencing as of the expiration of the initial term of the Lease, and the second such term to commence (if Tenant has timely and properly exercised its first extension option) as of the expiration of the first such term. Tenant may exercise such option to extend by giving Landlord written notice on or before the date one year prior to the expiration date of the then current term of the Lease. Upon the timely giving of such notice, the term of this Lease shall be deemed extended upon all of the terms and conditions of this Lease, except that Landlord shall have no obligation to construct or renovate the Premises and that the Yearly Rent during such additional term shall be as hereinafter set forth. If Tenant fails to give timely notice, as aforesaid, Tenant shall have no further right to extend the term of this Lease, time being of the essence of this Paragraph 1.

     B.   Yearly Rent
          -----------

     The Yearly Rent during each additional term shall be based upon the Fair Market Rental Value, as defined in Paragraph 2 of this Rider, as of the commencement of such additional term, of the Premises, provided however, that in no event shall the Yearly Rent payable by Tenant for any twelve-fl?)- month period during the additional term be less than the Yearly Rent payable by Tenant in respect of the twelve-(12)-month period immediately preceding the commencement of such additional term.

     C. Tenant shall have no further option to extend the term of the Lease other than the two (2) additional five (5) year terms herein provided.

     D. Notwithstanding the fact that upon Tenants exercise of the herein option to extend the term of the Lease such extension shall be self-executing, as aforesaid, the parties shall promptly execute a lease amendment reflecting such additional term after Tenant exercises the herein option, except that the Yearly Rent payable in respect of such additional term may not be set forth in said amendment. Subsequently, after such Yearly Rent is determined, the parties shall execute a written agreement confirming the same. The execution of such tease amendment shall not be deemed to waive any of the conditions to Tenant's exercise of its rights under this Paragraph 1, unless otherwise specifically provided in such lease amendment.

2    Definition of Pair Market Rental Value.
     --------------------------------------

     For the purposes of this Rider:

     A. "Fair Market Rental Value' shall be computed as of the date in question at the then current annual rental charge (i.e., the sum of Yearly Rent plus escalation and other charges), including provisions for subsequent increases and other adjustments for leases or agreements to lease then currently being negotiated, or executed in comparable space located in comparable buildings in Watertown.

     B.   Dispute as to Fair Market Rental Value
          --------------------------------------

Landlord shall initially designate Fair Market Rental Value and Landlord shall furnish data in support of such designation. If Tenant disagrees with Landlord's designation of a Fair Market Rental Value, Tenant shall have the right, by written notice given within thirty (30) days after Tenant has been notified of Landlord's designation, to submit such Fair Market Rental Value to arbitration. Fair Market Rental Value shall be submitted to arbitration as
follows:  Fair Market Rental Value shall be determined by   impartial
arbitrators, one to be chosen by the Landlord, one to be chosen by Tenant, and a third to be selected, if necessary, as below provided. The unanimous written decision of the two first chosen, without selection and participation of a third arbitrator, or otherwise, the written decision of a majority of three arbitrators chosen and selected as aforesaid, shall be conclusive and binding upon Landlord and Tenant. Landlord and Tenant shall each notify the other of its chosen arbitrator within ten (10) days following the call for arbitration and, unless such two arbitrators shall have reached a unanimous decision within thirty (30) days after their designation, they shall so notify the President of the Boston Bar Association (or such organization as may succeed to said Boston Bar Association) and request him to select an impartial third arbitrator, who shall be an office building owner or a real estate broker dealing with like types of properties, to determine Fair Market Rental Value as herein defined. Such third arbitrator and the first two chosen shall, subject to commercial arbitration rules of the American Arbitration Association, hear the parties and their evidence and render their decision within thirty (30) days following the conclusion of such hearing and notify Landlord and Tenant thereof. Landlord and Tenant shall bear the expense at the third arbitrator (if any) equally. The decision of the arbitrator shall be binding and conclusive, and judgment upon the award or decision of the arbitrator may be entered in the appropriate court of law; and the parties consent to the jurisdiction of such court and further agree that any process or notice of motion or other application to the Court or a Judge thereof may be served outside of Massachusetts by registered mail or by personal service, provided a reasonable time for appearance is allowed. If the dispute between the parties as to a Fair Market Rental Value has not been resolved before the commencement of Tenant's obligation to pay rent based upon such Fair Market Rental Value, then Tenant shall pay Yearly Rent and other charges under the Lease in respect of the premises in question based upon the Fair Market Rental Value designated by Landlord until either the agreement of the parties as to the Fair Market Rental Value, or the decision of the arbitrators, as the case may be, at which time Tenant shall pay any underpayment of rent and other charges to Landlord, or Landlord shall refund any overpayment of rent and other charges to Tenant.

3.   Letter of Credit
     ----------------

     A. Tenant acknowledges that Landlord is unwilling to execute the Lease unless Tenant provides Landlord With security for Tenant's obligations under the Lease. Therefore, Tenant shall deliver to Landlord two Irrevocable Standby Letters of Credit (each of which is referred to herein as a "Letter of Credit") which shall be (1) in the form attached hereto as Exhibit 7, (2) issued by a national bank acceptable to Landlord, (3) in an aggregate amount ("Required Letter of Credit Amount") equal to Eight Hundred Forty-One Thousand Five Hundred ($84l,500.00) Dollars and (4) for a term of one (1) year, subject to extension in accordance with the terms of the Letter of Credit. Tenant shall deliver said Letter of Credit as follows: Tenant shall deliver to a Letter of Credit satisfying the foregoing criteria in the amount of Four Hundred Twenty Thousand Seven Hundred Fifty ($420,750.00) Dollars on or before August 13, 1999 and Tenant shall deliver a second Letter of Credit satisfying the foregoing criteria in the amount of Four Hundred Twenty Thousand Seven Hundred Fifty ($420,750.00) Dollars on or before the earlier to occur of the Term Commencement Date in respect of the First Floor Premises or the Term Commencement Date in respect of the Second Floor Premises. Tenant's failure timely to deliver either Letter of Credit shall be considered, for the purposes of Article 21.7 of the Lease, to be default by Tenant in the payment of money. Tenant shall, on or before the date thirty (30) days prior to the expiration of the term of either such Letter of Credit, deliver to Landlord a new Letter of Credit satisfying the foregoing conditions ('Substitute Letter of Credit") in lieu of such Letter of Credit then being held by Landlord. Such Letter of Credit shall be automatically renewable in accordance with the second to last grammatical paragraph of Exhibit 7; provided that, in such event, Tenant shall be required to deliver a Substitute Letter of Credit satisfying the conditions hereof, on or before the date thirty
(30) days prior to the expiration of the term of such Letter of Credit, if the issuer of such Letter of Credit gives notice of its election not to renew such Letter of Credit for any additional period pursuant thereto.

     B. On the conditions that (i) Tenant is not in default of its obligations under the Lease us of the time of any Reduction Event, as hereinafter defined,
(ii) Tenant has not, prior to any Reduction Event defaulted in its obligations under the Lease after the giving of any applicable notice and the expiration of any applicable grace period, more than one time, and (iii) and that the Lease is in full force and effect, then the Required Letter of Credit Amount may reduced, as follows, upon the occurrence of a Reduction Event. "Reduction Events" shall be defined as the first Capital Event, as hereinafter defined, to occur and any Anniversary Reduction Date, as hereinafter defined.

     C. A "Capital Event" shall be defined as either: (1) the raising by Tenant of an additional (i.e. above the capital shown on the financial statement which Tenant has delivered to Landlord prior to the execution of this Lease) Nine Million ($9,000,000.00) Dollars in capital, the parties hereby agreeing that Tenant shall be required to demonstrate, to Landlord's reasonable satisfaction, that such capital has, in fact, been raised by Tenant and is in the control of Tenant. or (ii) the merger of Tenant into, or with, another entity which, immediately following such merger has a net worth of at least Twenty-Five Million ($25,000,000,00) Dollars, the parties hereby agreeing that Tenant shall be required to provide a certified financial statement from an independent certified public accountant reasonably acceptable to Landlord, evidencing such act worth. Subject to the conditions set forth in Subparagraph B of this Paragraph 3, upon the first Capital Event to occur, the Required Letter of Credit Amount shall be reduced by Four

Hundred Twenty Thousand Seven Hundred Fifty ($420,750.00) Dollars. After the Required Letter of Credit Amount has been reduced based upon the first Capital Event to occur, there shall be no further reduction In the Requited Letter of Credit Amount based upon any future Capital Event.

     D. The "Anniversary Reduction Dates" shall be defined as the fourth anniversary of the Rent Commencement Date in respect of the First Floor Premises and each anniversary of the Rent Commencement in respect of the First Floor Premises during the term of the Lease occurring after the fourth anniversary of the Rent Commencement Date. Subject to the conditions set forth in Subparagraph B of this Paragraph 3, upon the occurrence of each Anniversary Reduction Date, the Required Letter of Credit Amount shall be reduced by Seventy Thousand One Hundred Twenty-Five and no/100 ($70,125.00) Dollars.

     E. The reduction of the Requited Letter of Credit Amount may be effected, as of any Reduction Event,, by either: (i) the exchange of the existing Letter(s) of Credit then being held by Landlord for a new Letter of Credit satisfying the requirements of this Paragraph 3 of the new Required Letter of Credit Amount, or(ii) the issuance by the issuing bank or an amendment of the existing Letter(s) of Credit which is accepted by Landlord in writing, of an amendment to the existing Letter(s) of Credit so that Landlord will be holding a Letter of Credit(s) in the new Required Letter of Credit Amount.

     F. In the event that Tenant is in default of its obligations under the Lease; than the Landlord shall have the right, at any time after such event without giving any further notice to Tenant, to draw down from Letter of Credit (Substitute Letter of Credit or Additional Letter of Credit, as defined below, as the case may be) (a) the amount necessary to cure such default or (b) it such default cannot reasonably be cured by the expenditure of money, to exercise all rights and remedies Landlord may have on account of such default, the amount which, in Landlord's opinion is necessary to satisfy Tenant's liability in account thereof. In the event of any such draw by the Landlord, Tenant shall, within fifteen (15) business days of written demand thereof, deliver to Landlord an additional Letter of Credit satisfying the foregoing conditions ("Additional Letter of Credit"), except that the amount of such Additional Letter of Credit shall be the amount of such draw. In addition, in the event of a termination based upon the default of Tenant under the Lease, or a rejection of the Lease pursuant to the provisions of the Federal Bankruptcy Code, Landlord shall have the right to

                                   EXHIBIT I

                              134 Coolidge Avenue
                                 Watertown, Ma

EXECUTION DATE:                                 August 4, 1999

LANDLORD:                                       Coolidge Partners LLC
     Notice Address:                            87 Blanchard Road
                                                Cambridge, MA 02138

TENANT:                                         Pentose Pharmaceuticals Inc., a Delaware corporation

     Notice Address:                            45 Moulten Street
     Prior to Term Commencement Date:           Cambridge, MA 02138
                                                Attention:  Mr. Ken Rice, Vice President

PREMISES:                                       The land ("Land") described on Exhibit 2
                                                and shown on Exhibit 2-1, and the building
                                                ("Building") located thereon. The parking
                                                areas on the Land shall contain a minimum
                                                of 105 lawful parking spaces.  The
                                                Property is presently known as and numbered
                                                134 Coolidge Avenue, Watertown, MA.  The
                                                Building contains two floors, the first
                                                floor ('That Floor Premises") and the
                                                second floor ("Second Floor Premises").
                                                The First Floor Premises and the Second
                                                Floor Premises are each sometimes
                                                referred to in the Lease as a "Portion"
                                                of the premises.

SPECIFIED COMMENCEMENT
DATE (Art. 3.1):
     First Floor Premises:                      January 15, 2000
     Second Floor Premises:                     December 15, 1999

TERMINATION                                     Ten (10) years after the Term Commencement
DATE (Art. 3.2):                                Date in respect of the First Floor Premises

FINAL PLANS                                     August 31, 1999
DATE (Art. 4.3):

PERMITTED                                       General office use, laboratory use uses
USE (Art. 5):                                   ancillary thereto, and any other lawful purpose

YEARLY RENT (Art. 6):                           The term "Lease Year" in respect of each Floor
     Lease Year:                                of the Premises shall be defined as any twelve
                                                (12) month period during the term of the Lease
                                                commencing as

                                                of the Term Commencement Date in respect of
                                                the such Floor of the Premises, or as of any
                                                anniversary of the Term Commencement Date in
                                                respect of such Floor of the Premises, except
                                                the tenth Lease Year in respect of each Floor
                                                of the Premises shall end as of the
                                                Termination Date.

                             Yearly Rent Schedule:

First Floor Premises:
          Lease Year                     Yearly Rent                      Monthly Payment
             1/1/                        $350,625.00                       $35,062.50
             2-3                         $420,750.00                       $35,062.50
             4-6                         $467,500.00                       $38,958.33
             7-10                        $523,600.00                       $43,633.33
Second Floor Premises:
          Lease Year                     Yearly Rent                     Monthly Payment
             1/2/                        $350,625.00                       $35,062.50
             2-3                         $420,750.00                       $35,062.50
             4-6                         $467,500.00                       $38,958.33
             7-10                        $523,600.00                       $43,633.33

  TOTAL RENTABLE AREA (Art 6):

  First Floor Premises:                    18,700 square feet
  Second floor Premises:                   18,700 square feet
  Total:                                   37,400 square feet

  BROKER (Art.  29.5):                     Fallon, Hines & O'Connor

______________________
 /1/ Tenant shall have no obligation to pay Yearly Rant in respect of the First
  Floor Premises for the period commencing as of the term Commencement Date in respect of the First Floor Premises and ending as of the date two (2) months after the Term Commencement Date in respect of the First Floor Premises (e.g. if the Term Commencement Date in respect of the First Floor Premises occurs on January 15, 2000, then Tenant's obligation to pay Yearly Rent in respect of the First Floor Premises shall not commence until March 15, 2000)

/2/ Tenant shall have no obligation to pay Yearly Rent in respect of the Second
  Floor Premises for the period commencing as of the Term Commencement Date in respect of the Second Floor Premises and ending as of the date two (2) months after the Term Commencement Date in respect of the Second Floor Premises (e.g. if the Term Commencement Date in respect of the Second Floor Premises occurs on December 15, 1999, then Tenant's obligation to pay Yearly Rent in respect of the Second Floor Premises shall not commence until February 15, 2000).

                                  EXHIBIT 2-1

                     Legal Description of Insured Premises

The land together with the buildings thereon situated in Watertown, Middlesex County, Massachusetts, being more particularly bounded and described as follows:

Southerly      by Coolidge Avenue, as shown on plan hereinafter mentioned, one hundred sixty-one (161) feet;

Westerly by Land now or formerly of Paramount Development Associates, Inc., four hundred ninety and 70/100 (490.70) feet

Northerly      by land of the Town of Watertown, as shown on said plan, one hundred fifty-three and 28/100 (153.28) feet;

Easterly by other land now or formerly of Paramount Development Associates, Inc. and land now or formerly of Barclay Chemical Co., as shown on said plan, four hundred sixty-six and 10/100(466.10) feet.

All as shown as Lot C.2 containing 74,402 square feet, more or less, as shown on plan of land entitled "Plan of Land in Watertown, Mass., Owned by Paramount Develop. Assoc., Inc., Scale 1"=40', April 2, 1963, Survey by MacCarthy Engineering Service, Inc., Natick, Mass., Nashoba Survey Co., Inc., Marlborough, Mass.", which plan is recorded in Book 10256, Page 7, and as further shown on a plan of land entitled "Title Insurance Plan of Land in Watertown, Massachusetts", scale 1"=30', dated April 10, 1995, prepared for Coolidge Ave. Realty Corporation by Des Lauriers & Associates, Inc. Professional Land Surveyors, and recorded with Middlesex South Registry of Deeds as Plan No. 291 of 1995 in Book 25282, Page 107.

                              134 Coolidge Avenue
                                 Watertown, MA
         Description of Property Improvements - Pentose Pharmaceuticals
                               6/15/99 3:27 P.M.

Sitework:

Base improvements to the site and parking areas will include the following:

     .    Demolition and removal of the existing accessory shed building

     . Repairing, repaving and repainting the existing parking area to accommodate 109 parking spaces

     . Reconfiguring the front parking area abutting Coolidge Avenue to create a new landscaped buffer along the sidewalk

     .    Install lights for parking lot.

Building Exterior:

     . Demolition of the existing glass entrance. A new glass entry shall be a curtainwall system of 1" low-e fixed insulated glass units in aluminum frames. The entry shall incorporate a new canopy.

     . Resurface the existing metal building cladding with an Exterior Insulation and Finish System to provide a uniform finish and texture. EIPS system shall be Dryvit, or equivalent 2 coat textured finish with fiberglass mesh

     . Remove and replace existing office windows with 1" law-e fixed insulated glass units in aluminum flames.

     . Replace existing windows at the sides of the building with 1" low-e fixed insulated glass units in aluminum frames

     . Create new openings to match the existing openings along the sides of the addition section of the building and install new 1" low-e fixed insulated glass units in aluminum frames

     . Install a new 20 year .060 EPDM roof membrane including 1" polyisocyanurate insulation, .040 bronze aluminum gravel stop, flashing and roof drains. Existing metal roof over addition area to remain and be repaired if required

     . Remove and replace existing stairs at the rear of the building with new concrete stair with metal railings.

Building Interior:

     General - Both Floors

     . Install a new two stop hydraulic passenger elevator. Elevator shall be Dover or equal with standard cab finishes and 2500 lb capacity

     . Renovate the existing lobby including new ornamental stair, ceramic tile floor covering and base, drywall walls with vinyl wall covering, 2x2 acoustical tile ceilings with 2x2 light fixtures

     . Renovate the existing bathrooms to include new drywall finished walls, new plumbing, fixtures, floor mounted baked enamel metal partitions, ceramic tile floors, base, and one, wet wall per bathroom. Counters to be plastic laminate. Bathrooms to remain in existing core.

     . Finish the interior of the exterior walls with 5/8" drywall, primed and painted.

     . Addition building (approx. 7400 sf.) shall be renovated to provide open floor plan, replace 2x4 ceiling tile on second floor, clean and repair VCT on second floor, re-lamp existing electrical fixtures, repair and repaint existing perimeter walls. Clean and seal concrete floor on first floor, and no new ceiling on the first floor.

     .    Existing freight elevator to remain.

First Floor Office Area - 15,000 sf

     . Perform office build out fort PPI and PDC on the first floor in accordance with the Drawing SKI prepared by Cubellis Associates, Inc. dated 5/26/99.

     . Carpet on flat floor unless otherwise indicated. A flooring allowance of $22/sy installed is included.

     . Demising partition between PPI and PDC shall be a 1 hour rated wall extended to the underside of the deck.

     . Partitions around the offices labeled "Board Room" 2 ea., and "President's Office" 2 ea. shall be insulated, full height partitions consisting of 3 1/2" metal studs with one layer of 5/8" drywall on each side. All other drywall partitions shall be extended to 6" above the finished ceiling.

     . Doors will be solid core stain grade oak vencer in hollow metal frames with integral sidelights. Hardware will be brushed crome hinges with Schlage or equivalent passage and locksets.

     .    Existing columns shall be enclosed in drywall.

     . Ceilings shall be new 2x2 acoustical ceiling tile unless otherwise indicated.

     . Each of the two Kitchen areas shall have approximately 10' of base cabinets and plastic laminate counter top.

     .    Furniture, equipment and millwork is not included.

Laboratory Area Base Improvements

     . Lab area on second floor approximately 15,000sf shall be provided as basis shell space, "Vanilla box". Flooring, ceiling and finishes are not included unless otherwise noted as base-building items indicated under the heading "General".

     . Fit-up up for the lab space shall be provided for as an allowance as indicated in the attached proposal. The floor shall be prepared to receive new VCT floor tile. Tenant fit-up assumed to include but shall not be limited to all lab specific partitioning, lighting, flooring, ceilings, plumbing, electrical and HVAC distribution necessary for the lab fixturing and equipment to provide first class laboratory space.

Plumbing/Mechanical Systems:

     . The HVAC servicing the laboratory space on the second floor shall be deigned for 100% outside air. Design HVAC make-up air shall be 1.25CFM/sf. Laboratory HVAC system for the second floor system shall include 1 primary trunk duct along the length of the building. All customized distribution and ductwork, exhaust fans and vents for the laboratory space shall be the responsibility of the Tenant.

     . The existing Heating Ventilation and Air Conditioning system (HVAC) wilt be replaced with a new package roof top system including all distribution and diffusers on the first floor, and balancing and warranties. The system shall provide for up to 8 multiple, individually controlled zones through the use of VAV controls or independent rooftop units.

     . Landlord will provide a trench and waste pipe to tie into for the tenant's wastewater treatment requirements.

     . The existing fire protection sprinkler system will be renovated to comply with current fire, building and life safety codes for general office space. Existing sprinkler heads shaft be relocated on the first floor to accommodate the ceiling plan and office layout.

Electrical Systems:

     . The electrical systems to be provided shall include a single metered panel, electrical outlets along the perimeter of the building and additional circuits above the acoustical coiling to power the Tenant's interior power requirements.

     . Electrical service to be upgraded to provide 750KVA 480/277. Power requirements to be:

          -  2.5 watts/sf - lighting

          -  4.5 watts/sf - general electrical devices

          -  7.0 watts/sf - HVAC equipment

          -  3.0 watts/sf - Misc. and future growth

     . New 2x4 drop in prismatic light fixtures will be installed for the 15,000sf first floor office space, and all lobby and bathroom areas (one fixture per 120 square feet). Bath office will be switched independently and will have three duplex electrical outlets.

     . A fire alarm monitoring system will be installed in compliance with all building, and life safety codes.

     . Landlord shall supply a concrete base pad and empty conduit to the electric room to accommodate an emergency generator. All other modifications necessary to incorporate the generator shall be the responsibility of the Tenant. Generator to be provided and installed by the Tenant. Location to be determined by Tenant.

                            Camco Management Company
                    Cleaning Specifications 134 Coolidge Ave


Areas To Be Serviced.  Entrances, entrance lobby, corridors, lavatories, tenant
--------------------
areas, stairwells and elevator.

General Cleaning services.
-------------------------

Nightly:
-------

*    Dry mop flooring with specially treated dust mops.

*    Wash flooring in building entrance foyers.

*    Vacuum entrance matting.

*    Vacuum all carpeted areas.

* Empty wastepaper baskets and receptacles, and replace liners as needed. (landlord to supply liners).

*    Clean cigarette urns and replace sand or water as necessary.

* Remove trash to specified area on the premises using special janitorial carriages.

* Dust desks, tables, office furniture, window sills, ledges, horizontal surfaces, etc.

* Straighten chairs in the conference rooms and cafeteria upon completion of cleaning these rooms.

* Dust all vertical surfaces, heating units, window silts and fire extinguisher in main lobby and Corridors.

*    Polish all exposed metal surfaces.

* Spot clean walls around light switches, door jambs, corners, office machines, water coolers, elevator switches, etc.

*    Spot clean glass partitions.

*    Spot clean carpeting to remove stains.

*    Spot dean finger marks from walls and woodwork.

*    Spot sop all spills, stains, etc., throughout office tile.

*    Damp mop and spray buff floors in the main lobby.

*    Sweep or vacuum flooring in all elevators.

*    Clean walls and bright work in elevators.

* Remove all litter and foreign debris from overhead areas of elevator it odors.

*    Clean and sanitize sinks throughout facility.

*    Clean counter tops in all food related areas.

*    Police stairwells.

*    Wash both sides of all entrance door glass.

*    Damp wipe and sanitize all cafeteria tables.

* Office and utility doors will be checked for general cleanliness, removing finger marks as necessary.

*    Keep service rooms in clean and orderly condition

*    Maintain daily log.

Periodic Cleaning Services:
--------------------------

* Dust baseboards, chair rails, trim, louvers, picture doors, etc., within reach weekly.

* Remove finger marks from metal partitions and other similar surfaces weekly.

*    Dust venetian blinds quarterly.

*    Detail vacuum all carpeted areas including edges end kneeholes weekly.

*    Vacuum upholstered furniture, etc. as needed.

*    Strip and refinish lobby flooring as needed

*    Dust window frames and door frames weekly.

* Accomplish high dusting of office - areas quarterly which includes the following:

* Dust pictures, frames, charts and similar wall hangings not reached in nightly cleaning.

*    Dust all pipes, ducts, high molding and light fixtures.

* Dust vertical surfaces,, such as partitions, etc. not reached in nightly cleaning.

*    Sweep stairs weekly.

*    Wash stairs monthly.

* Wash both sides of tenant glass windows on both sides all glass partitions weekly.

*    Wash and polish glass furniture tops removing stains, etc.

* Wash elevator light fixtures and lenses, ceiling fans, and hatch way doors as necessary.

*    Vacuum and polish elevator tracks; an all floors as needed.

*    Polish conference room tables and furniture in reception areas as needed.

Restrooms:
---------

Nightly:
-------

* Clean and polish all chrome fitting and bright work,, including shelves, flushometers and metal dispensers.

*    Clean and sanitize both sides of toilet seats with -a germicidal solution.

* Clean, sanitize and polish all fixtures, including toilet bowls, urinals and sinks using a germicidal detergent solution.

*    Clean and polish all mirrors and glass.

* Dust and spot clean all toilet partitions, tile walls, dispensers and receptacles.

*    Empty al disposal receptacles, liners as needed.

*    Empty all disposal receptacles, liners as needed.

* Refill all dispensers, including napkin, soap, tissue, towels, cups, liners, etc. Materials are to be furnished by landlord.

*    Empty and sanitize interior of sanitary napkin receptacles.

*    Remove spots, stains and splashes from all areas.

*    Wash and sanitize exterior of containers.

*    Sweep floor thoroughly.

*    Wash and rinse all floors thoroughly using a germicidal detergent solution.

*    Empty and damp wipe ashtrays.

* Dust all horizontal surfaces Including moldings, ledges, shelves, frames, vents, radiators, partitions, etc.

* Spot clean by damp wiping finger prints, smears and smudges on walls, doors, frames, kick and push plates, handles, light switches and glass surfaces.

Periodic services:
-----------------

*    Wash and sanitize all partitions, tile walls and enamel surfaces monthly.

*    Machine scrub flooring with approved germicidal detergent solution monthly.

*    Dust or vacuum clean all heating and air conditioning ceiling vents.

Carpet - Maintenance Program
----------------------------

A common area carpet maintenance program will include the following:

*    On-going spot removal program.

*    Secco or Bonnett shampooing of corridors quarterly.

*    Deep cleaning of all common areas annually.

LABORATORY
----------

     General:  As specified by Pentose
     -------

                               134 Coolidge Ave.
                           Operating Expense Budget
                         Jan. 1, 2000 - Dec.  31, 2000


Total Square Feet       37,400

----------------------------------------------------------------------
     Expense                       Annual $                $psf
----------------------------------------------------------------------
Insurance                           3,500                  0.09
----------------------------------------------------------------------
Water  Sewer                        9,000                  0.24
----------------------------------------------------------------------
Landscaping                         2,000                  0.05
----------------------------------------------------------------------
HVAC Repair & Maint.                2,000                  0.05
----------------------------------------------------------------------
Elevator Repair & Maint,            1,500                  0.04
----------------------------------------------------------------------
General Repair & Maint.            18,000                  0.48
----------------------------------------------------------------------
Sal. & Wages - Maint.              16,500                  0.44
----------------------------------------------------------------------
Security                            2,000                  0.05
----------------------------------------------------------------------
Cleaning (18,700sf)                14,960                  0.80
----------------------------------------------------------------------
Trash Removal                       5,400                  0.14
----------------------------------------------------------------------
Snow Removal                        3,600                  0.10
----------------------------------------------------------------------
Admin. Expense                      3,500                  0.09
----------------------------------------------------------------------
Sup..-Hardware/Cleaning             5,000                  0.13
----------------------------------------------------------------------
  Subtotal                         86,960                  2.73
----------------------------------------------------------------------
Real Estate Tax                   102,850                  2.75
----------------------------------------------------------------------
Management Fee                     40,872                  1.09
----------------------------------------------------------------------
  Grant Total                    $230,682                 $6.57
----------------------------------------------------------------------
Assumptions:

All elec. and gas paid by Tenant directly to Utility Co. (Sec. 8.1 of lease)

Water & Sewer included for estimate, (deduct from Mgmt Fee). Tenant will pay to Town. Landscaping and Genl. Maint. should be negligible in Year 1 as a function of warranties.

     IN WITNESS WHEREOF the parties hereto have executed this Indenture of Lease in multiple copies, each to considered an original hereof, as a sealed instrument on the day and year noted in Exhibit 1 as the Execution Date.

LANDLORD:

                              COOLIDGE PARTNERS L.L.C.


                              By:__________________________________________
                                 Its Manager


TENANT:

                              PENTOSE PHARMACEUTICALS, INC.


                              By:__________________________________________
                                 Name:
                                 Title:
                                 Hereunto Duly Authorized


     A SECRETARY'S OR CLERK'S CERTIFICATE OF THE AUTHORITY AND THE INCUMBENCY OF THE PERSON SIGNING ON BEHALF OF TENANT AND LANDLORD SHOULD BE ATTACHED.

                              CLERK'S CERTIFICATE


     I hereby certify that I, Kenneth L. Rice Jr., am the duly elected Secretary of Pentose Pharmaceuticals, Inc.

     I further certify that the following is the duly elected officer of Pentose Pharmaceuticals, Inc. authorized to execute the lease by and between Pentose Pharmaceuticals, Inc. and Coolidge Partners, LLC for the real property located at 134 Coolidge Avenue, Watertown, MA.


________________________________                ______________________________
Name                                            Title

Witness my hand this fifth day of August, 1999.


________________________________
Secretary